Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 28176FAE5

FOUR YEAR CREDIT AGREEMENT

dated as of July 29, 2011

among

EDWARDS LIFESCIENCES CORPORATION,

as a Borrower

CERTAIN SUBSIDIARIES,

as Borrowers

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and Issuing Bank,

JPMORGAN CHASE BANK, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

U.S. BANK, NATIONAL ASSOCIATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

DEUTSCHE BANK AG NEW YORK BRANCH

and

MIZUHO CORPORATE BANK, LTD.,

as Co-Documentation Agents

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P.MORGAN SECURITIES LLC and

WELLS FARGO SECURITIES, LLC

as

Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 1.01(i)	— Ineligible Assignees
Schedule 1.01(m)	— Mandatory Costs
Schedule 1.01(s)	— Subsidiary Guarantors
Schedule 2.01	— Lenders and Commitments
Schedule 3.01	— Certain Qualification Matters
Schedule 3.05	— Litigation
Schedule 6.01	— Debt of Material Subsidiaries
Schedule 6.02	— Security Interests
Schedule 11.01	— Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

Exhibit A-1	— Form of Borrowing Subsidiary Agreement
Exhibit A-2	— Form of Borrowing Subsidiary Termination
Exhibit B	— Form of Assignment and Acceptance
Exhibit C	— Form of Subsidiary Guarantee Agreement
Exhibit D	— Form of Indemnity, Subrogation and Contribution Agreement
Exhibit E- 1	— Form of Opinion of Counsel for the Company
Exhibit E-2	— Form of Opinion of Associate General Counsel of the Company
Exhibit F	— Form of Swing Line Loan Notice
Exhibit G	— Form of Borrowing Request
Exhibit H	— Interest Election Request
Exhibit I	— Prepayment Notice

v

FOUR YEAR CREDIT AGREEMENT dated as of July 29, 2011, among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”); the US BORROWERS (as defined herein); the SWISS BORROWERS (as defined herein); the JAPANESE BORROWERS (as defined herein) (the Company, the US Borrowers, the Swiss Borrowers and the Japanese Borrowers being collectively called the “Borrowers”); the LENDERS from time to time party hereto; BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank; JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents; U.S. BANK, NATIONAL ASSOCIATION, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., DEUTSCHE BANK AG NEW YORK BRANCH and MIZUHO CORPORATE BANK, LTD., as Co-Documentation Agents.

The Company has requested that the Lenders extend credit in the form of (a) Multicurrency Revolving Commitments under which (i) the US Borrowers and the Swiss Borrowers may obtain Loans in US Dollars and one or more Designated Foreign Currencies in an aggregate principal amount at any time outstanding that will not result in (x) the Multicurrency Revolving Exposures exceeding the US Dollar Equivalent of $400,000,000, (y) the Multicurrency Revolving Exposures of Loans denominated in Designated Foreign Currencies made to US Borrowers exceeding the US Dollar Equivalent of $250,000,000 or (z) the Multicurrency Revolving Exposures of Loans made to Swiss Borrowers exceeding the US Dollar Equivalent of $150,000,000, (b) Swing Line Loans in US Dollars in an aggregate stated amount at any time outstanding up to $50,000,000, (c) Letters of Credit in US Dollars in an aggregate stated amount at any time outstanding up to $25,000,000 and (d) Yen Enabled Commitments under which the Japanese Borrowers may obtain Loans in Yen and the US Borrowers may obtain Loans in US Dollars in an aggregate principal amount at any time outstanding that will not result in the Yen Enabled Exposures exceeding the US Dollar Equivalent of $100,000,000.  The proceeds of borrowings hereunder and the Letters of Credit issued hereunder will be used (i) to refinance indebtedness under the Existing Credit Agreement and (ii) for general corporate purposes of the Borrowers and their subsidiaries.  Each capitalized term used above and each other capitalized term used and not otherwise defined herein shall have the meaning assigned to it in Article I.

The Lenders are willing to provide the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01                                            Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed pursuant to Article VIII.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Four Year Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 11.13(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Applicable Rate” means, for any day, with respect to (i) any Loan of any Type or (ii) the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth under the appropriate caption in the table below, based upon the Leverage Ratio as of the most recent determination date:

Pricing Level	Leverage Ratio	Facility Fee (basis points per annum)	Eurocurrency Spread/Letter of Credit Fee (basis points per annum)	ABR Spread (basis points per annum)
Pricing Level 1	< 0.50	12.5	87.5	0
Pricing Level 2	> 0.50 and < 1.00	15.0	97.5	0
Pricing Level 3	> 1.00 and < 2.00	17.5	120.0	20.0
Pricing Level 4	> 2.00 and < 2.50	22.5	140.0	40.0
Pricing Level 5	> 2.50	27.5	160.0	60.0

Except as set forth below, the Leverage Ratio used on any date to determine the Applicable Rate shall be that in effect at the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.07(a) or (b); provided that if any financial statements required to have been delivered under Section 5.07(a) or (b) shall not at any time have been delivered, the Applicable Rate shall, until such financial statements shall have been delivered, be determined by reference to Pricing Level 5 in the Table above.  Subject to the proviso in the immediately preceding sentence, the Applicable Rate in effect from the Effective Date through the date for which financial statements are delivered for the fiscal quarter ending June 30, 2011 shall be determined based on Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.13(h).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P.Morgan Securities Inc. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and joint bookrunner.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Debt” means, in connection with any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

“Bank of America” means Bank of America, N.A. and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company, any other US Borrower, any Swiss Borrower or any Japanese Borrower.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Agent” means Edwards Lifesciences LLC, a Delaware limited liability company, in its capacity as agent on behalf of the applicable Borrowers for the purposes of giving and receiving Borrowing Requests, Interest Election Requests, Swing Line Notices, Prepayment Notices and applications for (or requests for amendments, renewals or extensions of) Letters of Credit, and documentation related thereto.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars (other than a Borrowing of Swing Line Loans), $5,000,000, (b) in the case of a Borrowing of Swing Line Loans, $100,000 and (c) in the case of a Borrowing denominated in any Designated Foreign Currency or Yen, a minimum of the US Dollar Equivalent of $5,000,000 (rounded to the nearest hundreds of units of such Designated Foreign Currency or Yen).

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars (other than a Borrowing of Swing Line Loans), $1,000,000, (b) in the case of a Borrowing of Swing Line Loans, $1 and (c) in the case of a Borrowing denominated in any Designated Foreign Currency or Yen, a minimum of the US Dollar Equivalent of $500,000 (rounded to the nearest hundreds of units of such Designated Foreign Currency or Yen).

“Borrowing Request” means a request by the Borrowing Agent on behalf of the relevant Borrower for a Borrowing of Revolving Committed Loans in accordance with Section 2.03, substantially in the form of Exhibit G.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit A-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit A-2.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in US Dollars is located and:

(a)                                  if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Eurocurrency Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any London Banking Day;

(b)                                 if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” means (a) with respect to any Multicurrency Revolving Committed Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in a Designated Foreign Currency, and (ii) each date of a continuation of a Eurocurrency Loan denominated in a Designated Foreign Currency pursuant to Section 2.03, (b) with respect to any

Yen Enabled Revolving Loan, each of the following: (i) each date of a Borrowing of a Yen Enabled Revolving Loan denominated in Yen, and (ii) each date of a continuation of a Yen Enabled Revolving Loan denominated in Yen, pursuant to Section 2.03, and (c) such additional dates as the Administrative Agent shall determine and designate by prior notice to the Company.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Tranches and collections thereunder established under Article IX.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Article IX.

“CAM Exchange Date” shall mean the date on which any event referred to in paragraph (g) of Article VII shall occur in respect of the Company.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders immediately prior to such CAM Exchange Date.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Bank or Swing Line Lender (as applicable) and the Lenders, as collateral for LC Exposure, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date hereof, (ii) nominated by the board of directors of the Company or (iii) appointed by the board of directors of the Company.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank or by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company with any request, rule, guideline or directive (whether or not having the force of law) of any

Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Multicurrency Revolving Committed Loans, Yen Enabled Revolving Loans, or Swing Line Loans and (b) any Commitment refers to whether such Commitment is a Multicurrency Commitment or a Yen Enabled Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Multicurrency Commitment or a Yen Enabled Commitment.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June, 2011 distributed to the Lenders, together with the appendices thereto, as amended through the date hereof.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to consolidated net income for such period plus (a) the following to the extent deducted in calculating such consolidated net income:  (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such consolidated net income, (iv) any extraordinary or non-recurring expenses or losses (to the extent any of the foregoing are non-cash items), including losses on sales of assets outside the ordinary course of business, special charges and purchased research and development charges in connection with acquisitions, but excluding any non-cash charge that relates to the write-down or write-off of inventory or accounts receivable, and (v) non-cash charges associated with stock-based compensation expenses pursuant to the financial reporting guidance of the Financial Accounting Standards Board concerning stock-based compensation as in effect from time to time; and minus (b) extraordinary gains increasing consolidated net income for such period.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and the consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Debt to the extent included in interest expense in accordance with GAAP and (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Net Tangible Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Company and the consolidated Subsidiaries (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Company and the consolidated Subsidiaries and all Intangible Assets.

“Consolidated Total Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Company and the consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services carried as indebtedness on the consolidated balance sheet of the Company and the consolidated Subsidiaries (other than as described in clause (b) below), (b) obligations of the Company and the consolidated Subsidiaries as lessee under leases that, in accordance with GAAP as in effect on the date hereof, are recorded as capital leases, (c) obligations of the Company and the consolidated Subsidiaries under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) and (b) above (including actual or contingent liabilities in respect of letters of credit issued to support such indebtedness or other obligations), (d) indebtedness or obligations of the kinds referred to in clauses (a), (b) and (c) above of the unconsolidated Subsidiaries and (e) solely for purposes of Article VII hereof, obligations under interest rate, foreign exchange rate or other hedging agreements.  The term “Debt” shall not include the undrawn face amount of any letter of credit or bank guarantee issued for the account of the Company or any Subsidiary in the ordinary course of the Company’s or such Subsidiary’s business (other than any letter of credit or bank guarantee referred to in clause (c) above), but shall include the reimbursement obligation owing from time to time by the Company or any of the consolidated Subsidiaries in respect of drawings made under any letter of credit or bank guarantee in the event reimbursement is not made immediately following the applicable drawing.  For purposes of Article VII, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any hedging agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such hedging agreement were terminated at such time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within three Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Company, the Issuing Bank, the Swing Line Lender and each Lender.

“Designated Amount” means, at any time, the sum of (a) the aggregate outstanding principal amount at such time of Debt of Material Subsidiaries (other than Subsidiary Guarantors) that is permitted under clause (h) of Section 6.01, (b) the aggregate outstanding investment or claim in excess of $50,000,000 held at such time by Receivables Subsidiaries, as purchasers, assignees or other transferees of (or of interests in) Receivables sold under clause (iv) of Section 6.02(l), (c) the aggregate outstanding principal amount at such time of Secured Debt permitted under the last paragraph of Section 6.02 and (d) the aggregate amount at such time of the Attributable Debt in respect of Sale and Leaseback Transactions permitted under Section 6.03.

“Designated Foreign Currency” means, with respect to the Multicurrency Commitments, Euros, Sterling, Swiss Francs, Yen and any other currency approved in writing by each of the Multicurrency Lenders that shall be freely traded and exchangeable into US Dollars in the London interbank market, and for which a LIBO Rate may be determined, at the time of such approval.

“Designated Foreign Currency Sublimit” means an amount equal to the lesser of the US Dollar Equivalent of (i) the aggregate amount of the Multicurrency Commitments and (ii) $250,000,000.  The Designated Foreign Currency Sublimit is part of, and not in addition to, the aggregate amount of the Multicurrency Commitments of the Lenders.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Euro” or “E” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, with respect to any Designated Foreign Currency or Yen, the rate at which such Designated Foreign Currency or Yen may be exchanged into US Dollars, as quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (and applying the Currency Converter set forth on such website page) at approximately 12:00 noon Local Time on such date or, if such date in not a Business Day, on the Business Day immediately preceding such date of determination for such Designated Foreign Currency or Yen.  In the event that such rate does not appear on such page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the

Administrative Agent in the market where its foreign currency exchange operations in respect of such Designated Foreign Currency or Yen are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to any Lender or the Issuing Bank, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, any jurisdiction in which any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Multicurrency Lender (other than a Lender that becomes a Multicurrency Lender by operation of the CAM), any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction to the extent such tax is in effect and would apply as of the date such Multicurrency Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Multicurrency Lender and is in effect and would apply at the time such lending office is designated, and any withholding tax that is imposed by Switzerland (or any political subdivision thereof) on payments by a Swiss Borrower from an office within such jurisdiction, (d) in the case of a Yen Enabled Lender (other than a Lender that becomes a Yen Enabled Lender by operation of the CAM), any withholding tax that is imposed (i) by Japan (or any political subdivision thereof) on payments by a Japanese Borrower from an office within such jurisdiction or (ii) by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction, in either case to the extent such tax is in effect and would apply as of the date such Yen Enabled Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Yen Enabled Lender and is in effect and would apply at the time such lending office is designated (assuming the taking by the applicable Borrower, upon the request of the applicable Yen Enabled Lender, of all ministerial or other reasonably requested actions required in order for available exemptions from such tax to be effective) or (e) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e), except, in the case of clause (c) or (d) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower, (f) any U.S. federal Taxes imposed under FATCA, (g) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, and (h), in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19), any United States withholding tax that (y) is required to be imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or (z) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in

Law) to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.17(a).  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Borrower to any Lender hereunder or under any other Loan Document, provided that (y) such Lender shall have complied with Section 2.17(e) and (z) such forms and other documentation provided by such Lender pursuant to Section 2.17(e) certify that such Lender is entitled to a complete exemption from, or a reduction to zero of, all applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise.

“Existing Credit Agreement” means the Amended and Restated Five Year Credit Agreement dated as of September 29, 2006, as amended, among the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Limited, as Tokyo Agent, Bank of America, as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Limited, Mizuho Corporate Bank, Limited, Suntrust Bank and Wells Fargo, Bank National Association, as Documentation Agents.

“Exposure” means, with respect to any Lender, such Lender’s Multicurrency Revolving Exposure and Yen Enabled Exposure.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated June 14, 2011 among the Company, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the Issuing Bank).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or otherwise organized under the laws of the United States or its territories or possessions.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Multicurrency Commitment Percentage of the outstanding LC Exposures other than LC Exposures as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Multicurrency Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America interpreted in accordance with Section 1.04.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guarantee Requirement” means, at any time, that (a) the Subsidiary Guarantee Agreement (or a supplement referred to in Section 15 thereof) shall have been executed by each Material Subsidiary (other than any Foreign Subsidiary or any Receivables Subsidiary) existing at such time, shall have been delivered to the Administrative Agent and shall be in full force and effect and (b) the Indemnity, Subrogation and Contribution Agreement (or a supplement referred to in Section 12 thereof) shall have been executed by the Company and each Subsidiary Guarantor, shall have been delivered to the Administrative Agent and shall be in full force and effect.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” means an Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit D, made by the Company and the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Ineligible Assignee” means each Person set forth in Schedule 1.01(i).

“Initial Borrowing Date” means the date of the initial Borrowing hereunder.

“Intangible Assets” means all assets of the Company and the consolidated Subsidiaries that would be treated as intangibles in conformity with GAAP on a consolidated balance sheet of the Company and the consolidated Subsidiaries.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Request” means a request by the Borrowing Agent on behalf of the relevant Borrower to convert or continue a Revolving Committed Borrowing in accordance with Section 2.08, which if in writing shall be substantially in the form of Exhibit G.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swing Line Loan), the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending one or two weeks thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowing Agent, on behalf of the relevant Borrower, may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Borrower” means any Japanese Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Japanese Borrower as provided in such Section.

“Japanese Subsidiary” means any Subsidiary that is incorporated or otherwise organized in Japan.

“Judgment Currency” has the meaning assigned to such term in Section 11.13(b).

“LC Disbursement” means a payment made by the Issuing Bank in respect of a Letter of Credit.

“LC Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company or the applicable Subsidiary at such time.  The LC Exposure of any Multicurrency Lender at any time shall be such Lender’s Multicurrency Commitment Percentage of the aggregate LC Exposure.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Sublimit” means an amount equal to the lesser of (i) the aggregate amount of the Multicurrency Commitments and (ii) $25,000,000.  The LC Sublimit is part of, and not in addition to, the aggregate amount of the Multicurrency Commitments of the Lenders.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or as provided in Section 2.10 (other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance), and includes, as the context may require, the Swing Line Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement on behalf of Lenders holding Multicurrency Commitments.

“Leverage Ratio” means, at any time, the ratio of (a) Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time.

“LIBO Base Rate” means the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent by written notice to the Company from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period

“LIBO Rate” means:

(a) with respect to a Eurocurrency Borrowing for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBO Rate =	LIBO Base Rate
1.00 – LIBO Reserve Percentage; and

(b)                                 for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for US Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in US Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“LIBO Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The LIBO Rate for each outstanding Eurocurrency Borrowing shall be adjusted automatically as of the effective date of any change in the LIBO Reserve Percentage.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each Letter of Credit and promissory note delivered pursuant to this Agreement.

“Loan Parties” means the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement and includes, as the context may require, the Swing Line Loans.

“Local Time” means Eastern Time (Daylight or Standard, as applicable).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(m).

“Material Subsidiary” means (a) any US Borrower (other than the Company), any Swiss Borrower or any Japanese Borrower, (b) any Subsidiary that directly or indirectly owns or

Controls any Material Subsidiary and (c) any other Subsidiary (i) the net revenues of which for the most recent period of four fiscal quarters of the Company for which audited financial statements have been delivered pursuant to Section 5.01 were greater than 5% of the Company’s consolidated net revenues for such period or (ii) the net tangible assets of which as of the end of such period were greater than 5% of Consolidated Net Tangible Assets as of such date; provided that if at any time the aggregate amount of the net revenues or net tangible assets of all Subsidiaries that are not Material Subsidiaries for or at the end of any period of four fiscal quarters exceeds 5% of the Company’s consolidated net revenues for such period or 5% of Consolidated Net Tangible Assets as of the end of such period, the Company (or, in the event the Company has failed to do so within 10 days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.  For purposes of making the determinations required by this definition, revenues and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Company included in the applicable financial statements.

“Maturity Date” means July 29, 2015.

“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to (i) make Multicurrency Revolving Committed Loans pursuant to Section 2.01(a) to US Borrowers and Swiss Borrowers, (ii) purchase participations in Swing Line Loans pursuant to Section 2.04(d) and (iii) purchase participations in Letters of Credit pursuant to Section 2.03(d), expressed as an amount representing the maximum aggregate amount of such Multicurrency Lender’s Multicurrency Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The initial US Dollar Equivalent amount of each Multicurrency Lender’s Multicurrency Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Multicurrency Lender shall have assumed its Multicurrency Commitment, as applicable.  The aggregate amount of the Multicurrency Commitments on the date hereof is the US Dollar Equivalent of $400,000,000.

“Multicurrency Lender” mean a Lender with a Multicurrency Commitment.

“Multicurrency Commitment Percentage” means, with respect to any Multicurrency Lender, the percentage (carried out to the ninth decimal place) of the total Multicurrency Commitments represented by such Lender’s Multicurrency Commitment, subject to adjustment as provided in Section 2.22.  If the Multicurrency Commitments have terminated or expired, the Multicurrency Commitment Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments.  The initial Multicurrency Commitment Percentage of each Multicurrency Lender is set forth opposite the name of such Multicurrency Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Multicurrency Lender becomes a party hereto, as applicable.

“Multicurrency Revolving Borrowing” means a Borrowing comprised of Multicurrency Revolving Committed Loans or Swing Line Loans.

“Multicurrency Revolving Committed Borrowing” means a Borrowing comprised of Multicurrency Revolving Committed Loans.

“Multicurrency Revolving Committed Loan” means a Loan made by a Multicurrency Lender pursuant to Section 2.01(a).  Each Multicurrency Revolving Committed Loan made to a US Borrower and denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan.  Each Multicurrency Revolving Committed Loan made to a Swiss Borrower and denominated in US Dollars shall be a Eurocurrency Loan.  Each Multicurrency Revolving Committed Loan denominated in a Designated Foreign Currency (including Swiss Revolving Committed Loans) shall be a Eurocurrency Loan.

“Multicurrency Revolving Exposure” means, with respect to any Multicurrency Lender at any time, the sum at such time, without duplication, of (a) such Lender’s Multicurrency Commitment Percentage of the sum of the US Dollar Equivalent of the principal amounts of the outstanding Multicurrency Revolving Committed Loans, plus (b) the aggregate amount of such Lender’s obligation to purchase participations in Swing Line Loans, plus (c) the aggregate amount of such Lender’s LC Exposure.

“Multicurrency Revolving Loan” means a Multicurrency Revolving Committed Loan or a Swing Line Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Pension Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, excluding a Pension Plan, maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Obligations” means (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan

Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each interest rate hedging Agreement relating to Obligations referred to in the preceding clause (a) entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such hedging agreement was entered into.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.  For avoidance of doubt, the term “Other Taxes” shall include any Swiss stamp duties or similar Swiss taxes, along with any similar stamp duties or similar taxes imposed by any Swiss local or municipal Governmental Authority.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Designated Foreign Currency or Yen, the rate of interest per annum at which overnight deposits in the applicable Designated Foreign Currency or Yen, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning assigned to such term in Section 11.16.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prepayment Notice” means a notice by the Borrowing Agent on behalf of the relevant Borrower of an optional prepayment of a Revolving Committed Borrowing in accordance with Section 2.11, which if in writing may be substantially in the form of Exhibit H.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Qualifying Bank” means an entity which is duly licensed as a bank and actively engaged in the banking business.

“Receivable” has the meaning set forth in Section 6.02(l).

“Receivables Subsidiary” means any special purpose, bankruptcy remote Subsidiary which is a transferee of (or interests in) Receivables sold under Section 6.02(l).

“Register” has the meaning set forth in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (with the aggregate amount of each US Lender’s risk participation and funded participation in LC Exposures and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Revolving Credit Exposures held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reset Date” has the meaning set forth in Section 1.05(a).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Borrowing” means a Borrowing comprised of Multicurrency Revolving Committed Loans, Swing Line Loans or Yen Enabled Revolving Loans.

“Revolving Committed Borrowing” means a Borrowing comprised of Multicurrency Revolving Committed Loans or Yen Enabled Revolving Loans.

“Revolving Committed Loan” means any Multicurrency Revolving Committed Loan or Yen Enabled Revolving Loan.

“Revolving Credit Exposure” means a Multicurrency Revolving Exposure or a Yen Enabled Exposure.

“Revolving Loan” means any Multicurrency Revolving Loan or Yen Enabled Revolving Loan.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or a Material Subsidiary, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in a currency other than US Dollars, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Secured Debt” means Debt or any other obligation or liability of the Company or any Material Subsidiary the payment of which is secured by a Security Interest.

“Security Interest” means any lien, security interest, mortgage or other charge or encumbrance of any kind, title retention device, pledge or any other type of preferential arrangement, upon or with respect to any property of the Company or any Material Subsidiary, whether now owned or hereafter acquired.

“Specified Obligations” means Obligations consisting of the principal of and interest on Loans, reimbursement obligations in respect of Swing Line Loans and LC Disbursements (including interest accrued thereon), and fees.

“Sterling” or “£” means the lawful money of the United Kingdom.

“subsidiary” means, with respect to any Person, any entity with respect to which such Person alone owns, such Person or one or more of its subsidiaries together own, or such Person and any Person Controlling such Person together own, in each case directly or indirectly, capital stock or other equity interests having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation or other entity or having a majority interest in the capital or profits of such corporation or other entity.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit C, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Person listed on Schedule 1.01(s) and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).  Each Swing Line Loan shall be an ABR Loan denominated in US Dollars.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit F.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the Multicurrency Commitments.  The Swing Line Sublimit is part of, and not in addition to, the aggregate amount of the Multicurrency Commitments.

“Swiss Borrower” means any Swiss Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Swiss Borrower as provided in such Section.

“Swiss Borrower Sublimit” means an amount equal to the lesser of the US Dollar Equivalent of (i) the aggregate amount of the Multicurrency Commitments and (ii) $150,000,000.  The Swiss Borrower Sublimit is part of, and not in addition to, the aggregate amount of the Multicurrency Commitments of the Lenders.

“Swiss Francs” or “SF” means the lawful money of Switzerland.

“Swiss Revolving Borrowing” means a Borrowing comprised of Swiss Revolving Committed Loans.

“Swiss Revolving Committed Loan” means a Multicurrency Revolving Committed Loan made by a Multicurrency Lender to a Swiss Borrower pursuant to Section 2.01(a).  Each Swiss Revolving Committed Loan made to a Swiss Borrower shall be denominated in US Dollars or a Designated Foreign Currency other than Yen and shall be a Eurocurrency Loan.

“Swiss Subsidiary” means any Subsidiary that is incorporated or otherwise organized in Switzerland.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Debt” means, at any date, all Debt of the Company and its consolidated Subsidiaries at such date to the extent such Debt should be reflected on a consolidated balance sheet of the Company at such date in accordance with GAAP.

“Tranche” means a category of Commitments and extensions of credit thereunder.  For purposes hereof, each of the following comprise a separate Tranche:  (i) the Multicurrency Commitments and the Multicurrency Revolving Loans and (ii) the Yen Enabled Commitments and the Yen Enabled Revolving Loans.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transfer Assets” means (a) when referring to the Company, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of the Company or of the Company and its Subsidiaries taken as a whole, and (b) when referring to a Subsidiary, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Subsidiary.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“US Borrowers” means the Company, Edwards Lifesciences World Trade Corporation, Edwards Lifesciences LLC, Edwards Lifesciences (U.S.) Inc. and any other US Subsidiary that has been designated as a US Borrower pursuant to Section 2.20 and that has not ceased to be a US Borrower as provided in such Section.

“US Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount expressed in US Dollars which is applicable to any amount in any Designated Foreign Currency or Yen, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency or Yen at the time in effect under the provisions of such Section.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of the United States or its territories or possessions.

“Yen” or “¥” refers to the lawful money of Japan.

“Yen Enabled Commitment” means, with respect to each Yen Enabled Lender, the commitment of such Yen Enabled Lender to make Yen Enabled Revolving Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate amount of such Yen Enabled Lender’s Yen Enabled Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The initial US Dollar Equivalent amount of each Yen Enabled Lender’s Yen Enabled Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which Yen Enabled Lender shall have assumed its Yen Enabled Commitment, as applicable.  The aggregate amount of the Yen Enabled Commitments on the date hereof is the US Dollar Equivalent of $100,000,000.

“Yen Enabled Exposure” means, with respect to any Yen Enabled Lender at any time, such Lender’s Yen Enabled Commitment Percentage of the sum of the US Dollar Equivalent of the principal amounts of the outstanding Yen Enabled Revolving Loans.

“Yen Enabled Lender” mean a Lender with a Yen Enabled Commitment.

“Yen Enabled Commitment Percentage” means, with respect to any Yen Enabled Lender, the percentage (carried out to the ninth decimal place) of the total Yen Enabled Commitments represented by such Lender’s Yen Enabled Commitment subject to adjustment as provided in Section 2.22.  If the Yen Enabled Commitments have terminated or expired, the Yen Enabled Commitment Percentages shall be determined based upon the Yen Enabled Commitments most recently in effect, giving effect to any assignments.  The initial Yen Enabled Commitment Percentage of each Yen Enabled Lender is set forth opposite the name of such Yen Enabled Lender on Schedule 2.01 or in the Assignment or Assumption pursuant to which such Yen Enabled Lender becomes a party hereto, as applicable.

“Yen Enabled Revolving Borrowing” means a Borrowing comprised of Yen Enabled Revolving Loans.

“Yen Enabled Revolving Loan” means a Loan made by a Yen Enabled Lender pursuant to Section 2.01(b).  Each Yen Enabled Revolving Loan made to a US Borrower shall be denominated in US Dollars and shall be a Eurocurrency Loan or an ABR Loan, and each Yen Enabled Revolving Loan made to a Japanese Borrower shall be denominated in Yen and shall be a Eurocurrency Loan.

SECTION 1.02                                            Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Multicurrency Revolving Committed Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Multicurrency Revolving Committed Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Multicurrency Revolving Committed Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Multicurrency Revolving Committed Borrowing”).

SECTION 1.03                                            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04                                            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Debt of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of the Accounting Standards Codification of the Financial Accounting Standards Board 825 and 470-20 on financial liabilities shall be disregarded and (ii) operating leases and capital leases will be treated in a manner consistent with the current treatment thereof under GAAP as of the Effective Date notwithstanding any modifications or interpretive changes thereto that may occur after the Effective Date.

SECTION 1.05                                            Exchange Rates.  (a)  Not later than 10:00 a.m., Local Time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Designated Foreign Currency or Yen, as the case may be, and (ii) give written notice thereof to the Lenders and the Company.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 11.13 or any other provision expressly requiring the use of a current Exchange Rate or in connection with any financial statements and amounts thereon or derived therefrom) be the Exchange Rates employed in converting any amounts between US Dollars, Designated Foreign Currencies and Yen.

(b)                                 Not later than 5:00 p.m., Local Time, on each Reset Date and each date on which Revolving Loans denominated in any Designated Foreign Currency or Yen are made or continued as a Eurocurrency Loan, the Administrative Agent shall (i) determine the aggregate amount of the US Dollar Equivalent of the principal amounts of the Revolving Loans of each Class denominated in Designated Foreign Currencies or Yen (after giving effect to any Revolving Loans made or repaid on such date), and (ii) notify the Lenders and the Company of the results of such determination.

SECTION 1.06                                            Redenomination of Certain Foreign Currencies.  (a)  Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

SECTION 1.07                                            Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any application or other document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

SECTION 2.01                                            Commitments.  (a)  Subject to the terms and conditions set forth herein, each Multicurrency Lender agrees to make (i) Multicurrency Revolving Committed Loans denominated in US Dollars or Designated Foreign Currencies to the US Borrowers, and (ii) Multicurrency Revolving Committed Loans denominated in US Dollars or Designated Foreign Currencies (other than Yen) to the Swiss Borrowers, in each case from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) such Lender’s Multicurrency Revolving Exposure exceeding its Multicurrency Commitment, (B) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures of all Multicurrency Revolving Committed Loans denominated in Designated Foreign Currencies made to US Borrowers exceeding the Designated Foreign Currency Sublimit, (C) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures of all Swiss Revolving Committed Loans exceeding the Swiss Borrower Sublimit or (D) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures exceeding the aggregate amount of the Multicurrency Commitments.

(b)                                 Subject to the terms and conditions set forth herein, each Yen Enabled Lender agrees to make (i) Yen Enabled Revolving Loans to the Japanese Borrowers denominated in Yen and (ii) Yen Enabled Revolving Loans to the US Borrowers denominated in US Dollars in an aggregate principal amount at any time outstanding that will not result in (A) such Lender’s Yen Enabled Exposure exceeding its Yen Enabled Commitment or (B) the aggregate amount of the Lenders’ Yen Enabled Exposures exceeding the aggregate amount of the Yen Enabled Commitments.

(c)                                  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.11, and reborrow under this Section 2.01.

SECTION 2.02                                            Loans and Borrowings.  (a)  Each Multicurrency Revolving Committed Loan shall be made as part of a Borrowing consisting of Multicurrency Revolving Committed Loans made by the Multicurrency Lenders ratably in accordance with their respective Multicurrency Commitments.  Each Yen Enabled Revolving Loan shall be made as part of a Borrowing consisting of Yen Enabled Revolving Loans made by the Yen Enabled Lenders ratably in accordance with their respective Yen Enabled Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)                                 Subject to Section 2.14, (i) each Multicurrency Revolving Committed Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans and (B) in the case of a Borrowing denominated in a Designated Foreign Currency, Eurocurrency Loans, in each case as the Borrowing Agent, on behalf of the applicable Borrower, may request in accordance herewith; provided that, each Swiss Revolving Committed Borrowing shall be comprised entirely of Eurocurrency Loans and (ii) each Yen Enabled Revolving Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in Yen, Eurocurrency Loans and (B) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans, in each case as the Borrowing Agent, on behalf of the applicable Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender but no Affiliate shall be entitled to receive any greater payment under such sections than such Lender would have been entitled to receive); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Revolving Committed Borrowing may be made in an aggregate amount that is equal to the aggregate available Multicurrency Commitments or Yen Enabled Commitments, as the case may be.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) twelve Eurocurrency Multicurrency Revolving Committed Borrowings outstanding, (ii) six Eurocurrency Swiss Revolving Committed Borrowings outstanding or (iii) six Eurocurrency Yen Enabled Revolving Committed Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, (i) the Borrowing Agent shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, (ii) the Borrowing Agent shall not be entitled to request any Loan other than a Yen Enabled Revolving Loan designated in Yen on behalf of any Japanese Borrower and (iii) the Borrowing Agent shall not be entitled to request any Multicurrency Revolving Loan designated in Yen on behalf of any Swiss Borrower.

SECTION 2.03                                            Requests for Revolving Committed Borrowings.  To request a Revolving Committed Borrowing, the Borrowing Agent on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Designated Foreign Currency or Yen, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing, and (c) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Multicurrency Revolving Committed Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrowing Agent on behalf of the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrower on whose behalf the Borrowing Agent is requesting such Borrowing;

(ii)                                  whether the requested Borrowing is to be a Multicurrency Revolving Borrowing or a Yen Enabled Revolving Borrowing;

(iii)                               the currency and aggregate principal amount of the requested Borrowing;

(iv)                              the date of the requested Borrowing, which shall be a Business Day;

(v)                                 the Type of the requested Borrowing;

(vi)                              in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii)                           the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(viii)                        in the case of a Borrowing in a Designated Foreign Currency or Yen, the location from which payments of the principal and interest on such Borrowing will be made.

If no election as to the Class of Borrowing is specified, then the requested Borrowing shall be a Multicurrency Revolving Committed Borrowing.  If no currency is specified with respect to any requested Eurocurrency Revolving Committed Borrowing, then the Borrowing Agent, on behalf of the relevant Borrower shall be deemed to have selected (i) in the case of a Japanese Borrower, Yen and (ii) in all other cases, US Dollars.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars by a US Borrower, an ABR Borrowing, and (ii) in the case of any other Borrowing, a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04                                            Swing Line Loans.

(a)                                  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Multicurrency Lenders set forth in this Section 2.04, may in its sole discretion, make loans in US Dollars (each such loan, a “Swing Line Loan”) to the US Borrowers from time to time on any Business Day during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Multicurrency Revolving Exposure of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Multicurrency Commitment; provided, however, that after giving effect to any Swing Line Loan (i) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures shall not exceed the aggregate amount of the Multicurrency Commitments, and (ii) the aggregate amount of the Multicurrency Revolving Committed Loans of any Multicurrency Lender, plus such Multicurrency Lender’s Multicurrency Commitment Percentage of LC Exposures, plus such Multicurrency Lender’s Multicurrency Commitment Percentage of all Swing Line Loans shall not exceed such Multicurrency Lender’s Multicurrency Commitment, and provided, further, that no US Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the US Borrowers may borrow under this Section 2.04, repay or prepay under Section 2.07 or Section 2.11, and reborrow under this Section 2.04.  Each Swing Line Loan shall be an ABR Loan.  Immediately upon the making of a Swing Line Loan, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Multicurrency Lender’s Multicurrency Commitment Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrowing Agent’s (on behalf of the applicable US Borrower) irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. Local Time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall meet the Borrowing Minimum, (ii) the requested borrowing date, which shall be a Business Day and (iii) the applicable US Borrower.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowing Agent.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. Local Time on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. Local Time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to such US Borrower at its office by (i) crediting the account of such US Borrower on the books of the Swing Line Lender in Same Day Funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowing Agent.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the US Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each Multicurrency Lender make an ABR Multicurrency Revolving Committed Loan in an amount equal to such Lender’s Multicurrency Commitment Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the aggregate amount of Multicurrency Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrowing Agent with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Multicurrency Commitment Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for US Dollar-denominated payments not later than 1:00 p.m. Local Time on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made an ABR Multicurrency Revolving Committed Loan to the US Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Multicurrency Revolving Committed Borrowing in accordance with Section 2.04(c)(i), the request for ABR Multicurrency Revolving Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Multicurrency Revolving Committed Loan included in the relevant Multicurrency Revolving Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Multicurrency Revolving Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Multicurrency Revolving Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the US Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Multicurrency Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Multicurrency Lender its Multicurrency Commitment Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Multicurrency Lender shall pay to the Swing Line Lender its

Multicurrency Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Multicurrency Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the US Borrowers for interest on the Swing Line Loans.  Until each Lender funds its ABR Multicurrency Revolving Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Multicurrency Lender’s Multicurrency Commitment Percentage of any Swing Line Loan, interest in respect of such Multicurrency Commitment Percentage shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Company and the US Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05                                            Letters of Credit.

(a)                                  General.  Subject to the terms and conditions set forth herein, the Borrowing Agent, on behalf of the Company, may request the issuance (or the amendment, renewal or extension) of Letters of Credit denominated in US Dollars, in any case in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency in any form of letter of credit application or other agreement submitted by the Company, the Borrowing Agent or any other US Borrower to, or entered into by Borrowing Agent, the Company or any other US Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(i)                                     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowing Agent shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. Local Time at least two Business Days prior to the requested date of issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrowing Agent also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowing Agent, the Company or the applicable US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Sublimit and (ii) the aggregate Multicurrency Revolving Exposures will not exceed the aggregate Multicurrency Commitments.  The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;

(B)                                the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(C)                                except as otherwise agreed by the Administrative Agent and the Issuing Bank, the Letter of Credit is in an initial stated amount less than $400,000;

(D)                               the Letter of Credit is to be denominated in a currency other than US Dollars;

(E)                                 any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letters of Credit as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(b)                                 Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(c)                                  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Multicurrency Lenders, the Issuing Bank hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Multicurrency Lender’s Multicurrency Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Multicurrency Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section or of any reimbursement payment required to be refunded to the Company for any reason.  Each Multicurrency Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Multicurrency Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)                                 Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, not later than 1:00 p.m. Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 11:00 a.m. Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 1:00 p.m. Local Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt.  If the Company fails to make such payment when due then, upon notice from the applicable Issuing Bank to the Company and the Administrative Agent, the Administrative Agent shall notify each Multicurrency Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Multicurrency Commitment Percentage, thereof.  Promptly following receipt of such notice, each Multicurrency Lender shall pay to the Administrative Agent its Multicurrency Commitment Percentage of the payment then due from the Company in the same manner as provided in Section 2.06 with respect to Loans made by such Multicurrency Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Multicurrency Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Multicurrency Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Multicurrency Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Multicurrency Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(e)                                  Obligations Absolute.  The Company’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Company’s obligations hereunder.  None of the Administrative Agent, the Multicurrency Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are proved to be caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)                                    Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Multicurrency Lenders with respect to any such LC Disbursement.

(g)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Committed Loans; provided that, at all times after the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.13(c) shall apply.

Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Multicurrency Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Multicurrency Lender to the extent of such payment.

(h)                                 Replacement of the Issuing Bank.  In addition to the Issuing Bank’s right to resign as set forth in Article VIII, the Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i)                                     ISP.  Unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(j)                                     Letters of Credit Issued for US Borrowers.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a US Borrower, the Company shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of the US Borrower inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such US Borrowers.

SECTION 2.06                                            Funding of Borrowings.  (a)  Each Lender shall make each Revolving Committed Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders.  The Administrative Agent will make such Revolving Committed Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowing Agent; provided that Multicurrency Revolving Committed Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the

Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the applicable Overnight Rate or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Administrative Agent pursuant to this paragraph.

SECTION 2.07                                            Repayment of Borrowings; Evidence of Debt.  (a)  Each US Borrower hereby unconditionally promises to pay the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of each Swing Line Loan of such US Borrower on the earlier to occur of (x) the date ten Business Days after such Swing Line Loan is made and (y) the Maturity Date.  Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Revolving Committed Borrowing of such Borrower on the Maturity Date.  Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08                                            Interest Elections.  (a)  Each Revolving Committed Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement.  A Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Committed Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrowing Agent on behalf of the applicable Borrower, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowing Agent on behalf of the applicable Borrower were requesting a Revolving Committed Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowing Agent on behalf of the relevant Borrower.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d), (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made or (iv) convert any Borrowing to a Borrowing of a different Class.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               the Type and Class of the resulting Borrowing; and

(iv)                              if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrowing Agent fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Borrowing made to a US Borrower and denominated in US Dollars, be converted to an ABR Borrowing and (iii) in the case of any other Eurocurrency Borrowing, become due and payable on the last day of such Interest Period.

SECTION 2.09                                            Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, (ii) the Company shall not terminate or reduce the Multicurrency Commitments if, after giving effect to any concurrent prepayment of the Multicurrency Revolving Committed Loans in accordance with Section 2.11, (w) the aggregate Multicurrency Revolving Exposures would exceed the aggregate Multicurrency Commitments, (x) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures of all Multicurrency Revolving Committed Loans denominated in Designated Foreign Currencies would exceed the Designated Foreign Currency Sublimit, (y) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures of all Swiss Revolving Committed Loans would exceed the Swiss Borrower Sublimit, (iii) if, after giving effect to any reduction of the Multicurrency Commitments, the Designated Foreign Currency Sublimit, the Swiss Borrower Sublimit, the LC Sublimit, or the Swing Line Sublimit exceeds the amount of the Multicurrency Commitments, such Sublimit shall be automatically reduced by the amount of such excess and (iv) the Company shall not terminate or reduce the Yen Enabled Commitments if, after giving effect to any concurrent prepayment of the Yen Enabled Revolving Loans in accordance with Section 2.11, the aggregate Yen Enabled Exposures would exceed the aggregate Yen Enabled Commitments.

(c)                                  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10                                            Increase in Multicurrency Commitments.  (a)  The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the total Multicurrency Commitments be increased by an amount not less than $25,000,000 for any such increase; provided that after giving effect to any such increase the sum of the total Multicurrency Commitments shall not exceed $650,000,000 plus any reductions in the Yen Enabled Commitments pursuant to Section 2.09(b); provided further that in no event after giving effect to any such increase shall the sum of the total Multicurrency Commitments exceed $750,000,000.  Such notice shall set forth the amount of the requested increase in the total Multicurrency Commitments and the date on which such increase is requested to become effective (which shall be not less than 30 Business Days or more than 60 days after the date of such notice), and may offer each applicable Multicurrency Lender the opportunity to increase its Multicurrency Commitment by its Multicurrency Commitment Percentage of the proposed increased amount.  Each Multicurrency Lender that received such request shall, by notice to the Company and the Administrative Agent given not more than 10 Business Days after the date of the Company’s notice, either agree to increase its applicable Multicurrency Commitment by all or a portion of the offered amount (each Multicurrency Lender so agreeing being an “Increasing Lender”) or decline to increase its applicable Multicurrency Commitment (and any Multicurrency Lender that does not deliver such a notice within such period of 10 Business Days shall be deemed to have declined to increase its Multicurrency Commitment) (each Multicurrency Lender so declining or deemed to have declined being a “Non-Increasing Lender”).  In the event that, on the 10th Business Day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the Multicurrency Lenders shall have agreed pursuant to the preceding sentence to increase their Multicurrency Commitments by an aggregate amount less than the increase in the total Multicurrency Commitments requested by the Company, the Company may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Multicurrency Lender, to extend Multicurrency Commitments or increase their existing Multicurrency Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Multicurrency Lender hereunder, shall be subject to the approval of the Administrative Agent, the Issuing Bank and the Swing Line Lender (which approvals shall not be unreasonably withheld) and the Borrowers and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Multicurrency Commitment of such Augmenting Lender and/or its status as a Lender hereunder.  Any increase in the total Multicurrency Commitments may be made in an amount which is less than the increase requested by the Company if the Company is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

(b)                                 On the effective date (the “Increase Effective Date”) of any increase in the total Multicurrency Commitments pursuant to this Section 2.10 (the “Multicurrency Commitment Increase”), (i) the aggregate principal amount of the Multicurrency Revolving Loans, outstanding (the “Initial Multicurrency Loans”) immediately prior to giving effect to the Multicurrency Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender and each Augmenting Lender that shall have been a Multicurrency Lender prior to the Multicurrency Commitment Increase shall pay to the Administrative Agent in Same Day Funds an amount equal to the difference between (A) the product of (1) such Multicurrency Lender’s Multicurrency Commitment Percentage (calculated after giving effect to the Multicurrency Commitment Increase), multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Multicurrency Lender’s Multicurrency Commitment Percentage (calculated without giving effect to the Multicurrency Commitment Increase), multiplied by (2) the amount of the Initial Multicurrency Loans, (iii) each Augmenting Lender that shall not have been a Multicurrency Lender prior to the Multicurrency Commitment Increase shall pay to the Administrative Agent in Same Day Funds an amount equal to the product of (1) such Augmenting Lender’s Multicurrency Commitment Percentage (calculated after giving effect to the Multicurrency Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, and (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Non-Increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender’s Multicurrency Commitment Percentage (calculated without giving effect to the Multicurrency Commitment Increase) multiplied by (2) the amount of the Initial Multicurrency Loans, and (B) the product of (1) such Non-Increasing Lender’s Multicurrency Commitment Percentage (calculated after giving effect to the Multicurrency Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, (v) after the effectiveness of the Multicurrency Commitment Increase, the applicable Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Multicurrency Loans and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its Multicurrency Revolving Percentage of each Subsequent Borrowing (each calculated after giving effect to the Multicurrency Commitment Increase) and (vii) the applicable Borrowers shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Multicurrency Loans.  The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(c)                                  Increases and new Multicurrency Commitments created pursuant to this Section 2.10 shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of paragraph (a) above.

(d)                                 Notwithstanding the foregoing, no increase in the Multicurrency Commitments (or in any Multicurrency Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless, (i) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the Company, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.01 as to the corporate power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase.

SECTION 2.11                                            Prepayment of Loans.  (a)  Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b)                                 If the aggregate Exposures of any Class shall exceed the aggregate Commitments of such Class, then the applicable Borrowers shall immediately prepay Revolving Committed Loans of such Class in an amount equal to the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day).  If on any Reset Date, the aggregate amount of Yen Enabled Exposures shall exceed 105% of the aggregate Yen Enabled Commitments, then the Japanese Borrowers shall, not later than the next Business Day, prepare one or more Yen Enabled Revolving Borrowings in an aggregate principal amount sufficient to eliminate such excess.  If, on any Reset Date, the aggregate outstanding amount of Multicurrency Revolving Committed Loans denominated in a Designated Foreign Currency made to US Borrowers shall exceed 105% of the Designated Foreign Currency Sublimit then in effect, then the US Borrowers shall, not later than the next Business Day, prepay one or more Multicurrency Revolving Committed Borrowings denominated in a Designated Foreign Currency in an aggregate principal amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Designated Foreign Currency Sublimit then in effect.  If, on any Reset Date, the aggregate outstanding amount of Multicurrency Revolving Committed Loans denominated in a Designated Foreign Currency made to Swiss Borrowers shall exceed 105% of the Swiss Borrower Sublimit then in effect, then the Swiss Borrowers shall, not later than the next Business Day, prepay one or more Multicurrency Revolving Committed Borrowings denominated in a Designated Foreign Currency in an aggregate principal amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Swiss Borrower Sublimit then in effect.

(c)                                  Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowing Agent, on behalf of each applicable Borrower, shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)                                 The Borrowing Agent on behalf of the applicable Borrower, shall notify the Administrative Agent or Swing Line Lender (with a copy to the Administrative Agent), as the case may be, by telephone (confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing designated in Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment, (b) in the case of a Eurocurrency Borrowing designated in a Designated Foreign Currency, not later than 11:00 a.m., Local Time, four Business Days before the date of such prepayment, and (c) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of such prepayment.  Each such notice shall be irrevocable, shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and may be in the form of a Prepayment Notice; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c).  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (or Section 2.04(b) with respect to Swing Line Loans).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12                                            Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which the last of such Commitments terminates; provided that, if such Lender continues to have any Exposure of any Class after its Commitment of such Class terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Exposure of such Class to but excluding the date on which such Lender ceases to have any such Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which all the Commitments shall have terminated and the Lenders shall have no further Exposures.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Company agrees to pay (i) to the Administrative Agent for the account of each Multicurrency Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Multicurrency Eurocurrency Revolving Committed Loans on the daily amount of such Multicurrency Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which such Multicurrency Lender’s Multicurrency Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided, however, any such participation fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.21 shall be payable, to the maximum extent permitted by applicable law, to the other Multicurrency Lenders in accordance with the upward adjustments in their respective Multicurrency Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.22(a)(iv), with the balance of such participation fee, if any, payable to the Issuing Bank for its own account, and (ii) to the Issuing Bank a fronting fee at the rate set forth in the Fee Letter computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such participation fees and fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the date that is five Business Days prior to the Maturity

Date and thereafter on demand; provided that all such fees shall be payable on the date on which the Multicurrency Commitments terminate and any such fees accruing after the date on which the Multicurrency Commitments terminate shall be payable on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  In addition, the Company shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to Letters of Credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent, including without limitation those fees set forth in the Fee Letter.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13                                            Interest.  (a)  The Loans comprising each ABR Borrowing (including any Swing Line Borrowing) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Loan denominated in Sterling of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(c)                                  Notwithstanding the foregoing, upon the request of the Required Lenders while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to (x) in the case of principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) above; provided that, in any event, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) above.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (e) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Committed Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that, in the case of Revolving Committed Loans denominated in Designated Foreign Currencies designated after the Effective Date as to which market practice differs from the foregoing, interest hereunder shall be computed in accordance with such market practice for such Designated Foreign Currencies.  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)                                    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Section 2.12(b) or 2.13(e) or under Article VII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SECTION 2.14                                            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Committed Borrowing denominated in such currency to, or continuation of any Revolving Committed Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) any Borrowing Request for a Eurocurrency Revolving Committed Borrowing denominated in such currency shall be ineffective and (iii) in the case of determining the LIBO Rate component of the Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended.

SECTION 2.15                                            Increased Costs; Reserves on Eurocurrency Loans; Illegality.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except (A) any reserve requirement contemplated by Section 2.15(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participations therein; or

(iii)                               result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans denominated in Sterling lent from a lending office in the United Kingdom or a Participating Member State;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in

Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Each Lender or the Issuing Bank shall determine the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section using the methods customarily used by it for such purpose (and if such Lender or the Issuing Bank uses more than one such method, the method used hereunder shall be that which most accurately determines such amount or amounts).  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender or the Issuing Bank to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  With respect to any Designated Foreign Currency designated after the Closing Date, the Company shall pay (or cause the applicable Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender; provided that, the Company shall not be required to compensate any such Lender pursuant to this Section 2.15(e) for any such costs incurred more than 180 days prior to the date of such notice.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

(f)                                    If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurocurrency Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any Designated Foreign Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans in the affected currency or currencies or, in the case of Eurocurrency Loans in US Dollars, to convert ABR Loans to Eurocurrency Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (or, if applicable and such Loans are denominated in US Dollars, convert all such Eurocurrency Loans of such Lender to ABR Loans the interest rate on which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.16                                            Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or pursuant to Section 2.10(b)), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

SECTION 2.17                                            Taxes.  (a)

(i)                                     Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Borrower or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such laws, shall make such deductions and (iii) such Borrower shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The relevant Borrower shall indemnify the Administrative Agent and each Lender and the Issuing Bank, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent, on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i)                                     The Issuing Bank and each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii)                                  Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A)                              any Lender that is a US Person shall deliver to the Company and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)                                  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                  executed originals of IRS Form W-8ECI;

(3)                                  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in such form as the Administrative Agent shall request that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in such form as the Administrative Agent shall request, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in such form as the Administrative Agent shall request on behalf of each such partner or beneficial owner.

(C)                                Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(D)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)                                 Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)                                    Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it such that, on such date, it will not be liable for (i) in the case of a Multicurrency Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction, (ii) any withholding tax that is imposed (A) by Switzerland (or any political subdivision thereof) on payments by a Swiss Borrower from an office within such jurisdiction or (B) by the United States of America (or any political subdivision thereof) on payments by any other Borrower from an office within such jurisdiction, or (iii) in the case of a Yen Enabled Lender, any withholding tax that is imposed (A) by Japan (or any political subdivision thereof) on payments by a Japanese Borrower from an office within such jurisdiction or (B) by the United States of America (or any political subdivision thereof) on payments by any other Borrower from an office within such jurisdiction.

(g)

(i)                                     Without limiting the provisions of subsection (a) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the Issuing Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) above, each Lender and the Issuing Bank shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefore, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against any Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to such Borrower or the Administrative Agent pursuant to Section 2.17(e).  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)                                 If the Administrative Agent, any Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to Section 2.17(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.18                                            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account specified in Schedule 11.01 or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Company; provided that payments to be made directly to the Issuing Bank or the Swing Line Lender, as applicable, as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein (it being agreed that the Borrowers will be deemed to have satisfied their obligations with respect to payments referred to in this proviso if they shall make such payments to the persons entitled thereto in accordance with instructions provided by the Administrative Agent; the Administrative Agent agrees to provide such instructions upon request, and no Borrower will be deemed to have failed to make such a payment if it shall transfer such payment to an improper account or address as a result of the failure of the Administrative Agent to provide proper instructions).  The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof at the appropriate lending office or other address specified by such Lender or other Person.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.  Any amount payable by the Administrative Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b)                                 If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on Multicurrency Revolving Loans, Yen Enabled Revolving Loans or participations in LC Disbursements or Swing Line Loans due and payable to such Lender resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Multicurrency Revolving Loans, Yen Enabled Revolving Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon due and payable to such Lender than the proportion of such payments due and payable to all Lenders, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Multicurrency Revolving Loans, Yen Enabled Revolving Loans and participations in LC Disbursements and Swing Line Loans of all such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of their respective Multicurrency Revolving Loans, Yen Enabled Revolving Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c)                                  Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(d)                                 If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

SECTION 2.19                                            Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Sections 2.15(a) through (e), or with respect to Section 2.15(f), gives a notice thereunder, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future (or eliminate the need for the notice pursuant to Section 2.15(f)) and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.15(a) through (e), or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Multicurrency Commitment is being assigned, the Issuing Bank and the Swing Line Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Company and (iii) in the case of any such assignment of a Yen Enabled Commitment, such assignee shall be able to provide Yen Enabled Revolving Loans denominated in Yen.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20                                            Designation of US Borrowers, Swiss Borrowers and Japanese Borrowers.  (a)  The Company may at any time and from time to time designate any US Subsidiary (in addition to the US Subsidiaries which are US Borrowers as of the Effective Date) as a US Borrower, any Swiss Subsidiary as a Swiss Borrower, or any Japanese Subsidiary as a Japanese Borrower, by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery of such Borrowing Subsidiary Agreement and such other documents and certificates required by Section 4.03(b), such Subsidiary shall for all purposes of this Agreement be a US Borrower, a Swiss Borrower or a Japanese Borrower, as the case may be, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a US Borrower, a Swiss Borrower or a Japanese Borrower, as the case may be, and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any US Borrower, Swiss Borrower or Japanese Borrower at a time when any principal of or interest on any Loan to such US Borrower, Swiss Borrower or Japanese

Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such US Borrower, Swiss Borrower or Japanese Borrower, as the case may be, to request or receive further Borrowings under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

(b)                                 The Obligations of the Company and each other Borrower that is a US Subsidiary shall be joint and several in nature.  The Obligations of all Borrowers that are Foreign Subsidiaries shall be several in nature.

(c)                                  Each Borrower hereby irrevocably appoints the Borrowing Agent as its agent for the purposes of giving and receipt of Borrowing Requests, Interest Election Requests, Swing Line Loan Notices, Prepayment Notices and applications for (or requests for amendments, renewals or extensions of) Letters of Credit, and documentation related thereto.  Each Borrower hereby irrevocably appoints the Company as its agent for the purposes of giving and receipt of any other notices hereunder and the execution and delivery of all other documents, instruments and certificates contemplated herein and all modifications hereto.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by any Borrower acting singly, shall be valid and effective if given or taken only by the Borrowing Agent or the Company, as the case may be, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrowing Agent or the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the Company and each Borrower.

SECTION 2.21                                            Cash Collateral.

(a)                                  Certain Credit Support Events.

(i)                                     Upon the request of the Administrative Agent or the Issuing Bank (A) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing was not reimbursed on the day when made or the Lenders have not made the payments required by Section 2.05(d), (B) if, as of five Business Days prior to the Maturity Date, any LC Exposure for any reason remains outstanding, or (C) upon the occurrence of any Event of Default with respect to the Company described in clause (f) or (g) of Article VII, the Company shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Exposures.

(ii)                                  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent designated in writing by the Company, or the relevant Defaulting Lender, and acknowledged in writing by the Administrative Agent (each, a “Posted Account”).  The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such Posted Accounts of such Person and all balances and cash on deposit therein, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby (including by reason of exchange rate fluctuations), the Company or the relevant Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.04, 2.05, 2.07, 2.22 or in connection with the exercise of remedies pursuant to Article VII in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific LC Exposures, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.04) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance herewith), and (y) the Person providing Cash Collateral and the Issuing Bank or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.22                                            Defaulting Lenders.

(a)                                  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.02.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender which is a Multicurrency Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, in the case of a Defaulting Lender which is a Multicurrency Lender, if so determined by the Administrative Agent or requested by the Issuing Bank or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the US Dollar Equivalent of the principal amount of the outstanding Revolving Committed Loans funded by it and (2) in the case of a Defaulting Lender which is a Multicurrency Lender, its Multicurrency Commitment Percentage of the stated amount of Letters of

Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.04, Section 2.05, Section 2.21, or Section 2.22(a)(ii), as applicable (and the Company shall (A) be required to pay to each of the Issuing Bank and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive participation fees in respect of Letters of Credit as provided in Section 2.12(b).

(iv)                              Reallocation of Revolving Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender which is a Multicurrency Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.04 and 2.05, the “Multicurrency Commitment Percentage” of each such non-Defaulting Lender which is a Multicurrency Lender shall be computed without giving effect to the Multicurrency Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each such non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Multicurrency Commitment of that non-Defaulting Lender minus (2) the US Dollar Equivalent of the principal amount of the outstanding Multicurrency Revolving Committed Loans of that Lender.

(b)                                 Defaulting Lender Cure.  If the Company, the Administrative Agent (and, in the case of a Defaulting Lender which is a Multicurrency Lender), Swing Line Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Committed Loans and (and in the case of a Defaulting Lender which is a Multicurrency Lender) funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Multicurrency Commitment Percentages or Yen Enabled Commitments, as the case may be (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company and each other Borrower represents and warrants as follows:

SECTION 3.01                                            Corporate Existence and Standing.  The Company and each Material Subsidiary is duly organized, validly existing and in good standing (to the extent such concept applies) under the laws of its jurisdiction of incorporation and, except as set forth on Schedule 3.01, has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

SECTION 3.02                                            Authorization; No Violation.  The Transactions are within each Loan Party’s corporate or partnership powers, have been duly authorized by all necessary corporate or partnership action, and do not contravene (i) any Loan Party’s charter, by-laws or other constitutive documents or (ii) any law or any contractual restriction binding on or affecting any Loan Party.

SECTION 3.03                                            Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Loan Parties of this Agreement or the other Loan Documents.

SECTION 3.04                                            Validity.  This Agreement is, and the other Loan Documents when delivered will be, the legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.05                                            Litigation.  There is no pending or, to the best of the knowledge of the Borrowers, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, (x) which, except as specifically disclosed in Schedule 3.05, could reasonably be expected to have a material adverse effect on the financial condition or operations of the Company and the Subsidiaries, taken as a whole, or (y) which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

SECTION 3.06                                            Financial Statements; No Material Adverse Change.  (a)  The consolidated balance sheets of the Company and its consolidated Subsidiaries at December 31, 2010, and March 31, 2011, and the related consolidated statements of income and stockholder’s equity for the fiscal year and the fiscal quarter, respectively, then ended, copies of which have been furnished to each Lender, present fairly the financial position of the Company and its consolidated Subsidiaries at December 31, 2010, and March 31, 2011, and the results of the operations and changes in financial position of the Company and its consolidated Subsidiaries for the fiscal year and the fiscal quarter, respectively, then ended, in conformity with GAAP consistently applied, subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and to the absence of notes.

(b)                                 As of the date hereof there has been, since December 31, 2010, no material adverse change in the business, operations or financial condition of the Company and the Subsidiaries, taken as a whole.

SECTION 3.07                                            Investment Company Act.  The Company is not (i) an “investment company,” (ii) a company “controlled” by an “investment company” which is registered under the Investment Company Act of 1940, as amended, or (iii) to the best knowledge of the Company, a company “controlled” by any other “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.08                                            Regulation U.  Neither the Company nor any of the Subsidiaries is engaged in the business of purchasing or carrying Margin Stock.  The value of the Margin Stock owned directly or indirectly by the Company or any Subsidiary which is subject to any arrangement hereunder is less than an amount equal to 25% of the value of all assets of the Company and/or such Subsidiary subject to such arrangement (as described in the definition of “Indirectly Secured” in Section 221.2 of Regulation U issued by the Board of Governors of the Federal Reserve System).

SECTION 3.09                                            Environmental Matters.  The operations of the Company and each Material Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which would materially adversely affect the business of the Company or the ability of the Company to obtain credit on commercially reasonable terms.

SECTION 3.10                                            Disclosure.  None of the Confidential Information Memorandum (including the Reports of the Company to the Securities and Exchange Commission included therein) or any other written information prepared and furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains as of the date thereof (or, in the case of any such information that is not dated, the earliest date on which such information is furnished to the Administrative Agent or any Lender) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.11                                            Subsidiary Guarantors.  The Subsidiary Guarantors include all the Material Subsidiaries, other than Foreign Subsidiaries and Receivables Subsidiaries.

SECTION 3.12                                            Solvency.  As of the Initial Borrowing Date, after giving effect to the Borrowings hereunder on such date, (a) the fair value of the assets of the Company and the Subsidiaries, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company and the Subsidiaries will be greater than the amount that will be required to pay the probable liability in respect of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and the Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and the Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted.

SECTION 3.13                                            Limitation of Debt from Lenders that are not Qualifying Banks.  Each Swiss Borrower has Debt owing to no more than twenty (20) lenders that are not Qualifying Banks, including for the purpose of this Section 3.13 any such Debt owing to Affiliates of such Swiss Borrower.

SECTION 3.14                                            ERISA Compliance.

(a)                                  Each Non-Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Non-Pension Plan that could reasonably be expected to have a material adverse effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Non-Pension Plan that has resulted or could reasonably be expected to result in a material adverse effect.

(b)                                 Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has within the immediately preceding five years, sponsored, maintained or contributed to any Pension Plan.

SECTION 3.15                                            Representations as to Foreign Obligors.  Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)                                  Such Foreign Obligor is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)                                 The Applicable Foreign Obligor Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)                                  There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)                                 The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE IV

CONDITIONS

SECTION 4.01                                            Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions has been satisfied (or waived in accordance with Section 11.02):

(a)                                  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Sidley Austin LLP, special counsel for the Company, substantially in the form of Exhibit E-1, and (ii) the Associate General Counsel of the Company, substantially in the form of Exhibit E-2.  Each Loan Party hereby requests such counsel to deliver such opinions.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent such concept applies) of the Loan Parties and the authorization of the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Company, confirming that all the conditions set forth in this Section 4.01 and in paragraphs (a) and (b) of Section 4.02 have been satisfied.

(e)                                  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent an invoice with respect thereto shall have been received by the Company not fewer than five Business Days (or such lesser number of days as the Company shall agree) prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Loan Document.

(f)                                    The Guarantee Requirement shall be satisfied.

(g)                                 The Company (i) shall have repaid (or concurrently with the Effective Date will be repaying) in full the principal of, and interest accrued on, all Loans and LC Disbursements (each as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date, together with all other amounts accrued and unpaid thereunder and (ii) shall have paid (or concurrently with the Effective Date will be paying) all accrued and unpaid fees and expenses subject to payment or reimbursement under the Existing Credit Agreement and all commitments under the Existing Credit Agreement shall have terminated (or concurrently with the Effective Date are being terminated).

(h)                                 The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) on or prior to July 29, 2011.

Without limiting the generality of the provisions of the third paragraph of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02                                            Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of each Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, other than representations which are given as of a particular date, in which case the representation shall be true and correct as of that date.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the application of the proceeds thereof, no Default shall have occurred and be continuing.

(c)                                  In the case of a Borrowing to be denominated in a Designated Foreign Currency or Yen, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or Lenders holding a majority in interest of the outstanding Loans or unused Commitments of each affected Class, would make it impracticable for such Borrowing to be denominated in the relevant Designated Foreign Currency or Yen, as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company and each other Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03                                            Initial Borrowing in Respect of each Borrower that is not a Borrower on the Effective Date.  The obligation of each Lender to make Loans to each Borrower that is not a Borrower on the Effective Date is subject to the satisfaction of the following conditions on the date of the initial Borrowing in respect of such Borrower:

(a)                                  The Administrative Agent (or its counsel) shall have received such Borrower’s Borrowing Subsidiary Agreement duly executed by all parties thereto.

(b)                                 The Administrative Agent shall have received such documents and certificates (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that it will:

SECTION 5.01                                            Payment of Taxes, Etc.  Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Company nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and with respect to which the Company shall have established appropriate reserves in accordance with GAAP.

SECTION 5.02                                            Maintenance of Insurance.  Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by (or, as applicable, self-insure in a manner and to an extent not inconsistent with conventions observed by) companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Material Subsidiary operates.

SECTION 5.03                                            Preservation of Existence, Etc.  Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate, limited liability company or partnership existence, rights (charter and statutory), and franchises, except as otherwise permitted by Section 6.04.

SECTION 5.04                                            Compliance with Laws, Etc.  Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which would materially adversely affect the business of the Company and the Subsidiaries or the ability of the Company to obtain credit on commercially reasonable terms.

SECTION 5.05                                            Keeping of Books.  Keep, and cause each Material Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Material Subsidiary in accordance with GAAP consistently applied.

SECTION 5.06                                            Inspection.  Permit, and cause each Material Subsidiary to permit, the Administrative Agent, and its representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and its Material Subsidiaries, to examine and make copies of the books of account and other financial records of the Company and its Material Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Material Subsidiaries with, and to be advised as to the same by, their respective officers or directors, at such reasonable times during normal business hours and intervals as the Administrative Agent may reasonably designate.

SECTION 5.07                                            Reporting Requirements.  Furnish to the Administrative Agent in sufficient copies for distribution to each Lender:

(a)                                  As soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and the consolidated Subsidiaries as of the end of such quarter and a consolidated statement of income and changes in financial position (or consolidated statement of cash flow, as the case may be) of the Company and the consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Company;

(b)                                 As soon as available and in any event within 100 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and the consolidated Subsidiaries as of the end of such year and a consolidated statement of income and stockholder’s equity and changes in financial position of the Company and the consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLC, independent registered public accounting firm of the Company, or other independent public accountants of nationally recognized standing, on the results of their examination of the consolidated annual financial statements of the Company and the consolidated Subsidiaries, which report shall be unqualified or shall be otherwise reasonably acceptable to the Required Lenders; provided that such report may set forth qualifications to the extent such qualifications pertain solely to changes in GAAP from earlier accounting periods, the implementation of which changes (with the concurrence of such accountants) is reflected in the financial statements accompanying such report;

(c)                                  Promptly after the sending or filing thereof, copies of all reports which the Company files with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including, without limitation, all such reports that disclose material litigation pending against the Company or any Material Subsidiary or any material noncompliance with any Environmental Law on the part of the Company or any Material Subsidiary;

(d)                                 Together with the financial statements required pursuant to clauses (a) and (b) above, a certificate signed by the chief financial officer of the Company (A) stating that no Default exists or, if any does exist, stating the nature and status thereof and describing the action the Company proposes to take with respect thereto and (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenants contained in Sections 6.07 and 6.08;

(e)                                  As soon as possible, and in any event within five Business Days after the Company shall become aware of the occurrence of each Default, which Default is continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default or event and the action which the Company proposes to take with respect thereto; and

(f)                                    From time to time, such other information as to the business and financial condition of the Company and the Subsidiaries and their compliance with the Loan Documents as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Documents required to be delivered pursuant to Section 5.07(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.01; or (ii)

on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.08                                            Use of Proceeds and Letters of Credit.  Use the proceeds of Borrowings hereunder and the Letters of Credit for the purposes referred to in the recitals to this Agreement, and not for any purpose that would entail a violation of any applicable law or regulation (including, without limitation, Regulations U and X of the Board).  With respect to any Borrowing the proceeds of which shall be used to purchase or carry Margin Stock, the applicable Borrower shall include in the Borrowing Request for such Borrowing such information as shall enable the Lenders and the Borrowers to determine that they are in compliance with such Regulations U and X.

SECTION 5.09                                            Guarantee Requirement.  Cause the Guarantee Requirement to be satisfied at all times.

SECTION 5.10                                            Limitation of Debt From Lenders That Are Not Qualifying Banks.  Each Swiss Borrower shall have Debt owing to no more than twenty (20) lenders that are not Qualifying Banks, including for the purposes of this Section 5.10 any such Debt owing to Affiliates of such Swiss Borrower.

SECTION 5.11                                            Edwards Lifesciences World Trade Corporation.  Cause the foreign qualification of Edwards Lifesciences World Trade Corporation in the State of California to be in good standing within ninety (90) days of the Effective Date (or such later date approved by the Administrative Agent in its sole discretion).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that it will not:

SECTION 6.01                                            Subsidiary Debt.  Permit any Material Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or permit to exist any Debt, except:

(a)                                  Debt created hereunder;

(b)                                 Debt existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof;

(c)                                  Debt to the Company or any other Subsidiary;

(d)                                 Debt in respect of performance and surety, stay, customs, appeal and performance bonds and performance and completion guarantees or obligations in respect of letters of credit or bank guarantees, in each case in the ordinary course of business, including to conduct business, in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or to comply with laws;

(e)                                  Debt on property described in Section 6.02(k); provided that such Debt shall not either (i) have been created in anticipation of the related merger, consolidation, sale, lease or other disposition or in contemplation of such acquisition or (ii) at any time exceed an aggregate amount equal to $50,000,000;

(f)                                    Debt of any Receivables Subsidiary; provided that such Debt shall not at any time exceed an aggregate amount equal to $50,000,000;

(g)                                 Debt on property described in Section 6.02(o); provided that such Debt shall not at any time exceed an aggregate amount equal to $50,000,000; and

(h)                                 other Debt; provided that the Designated Amount does not at any time exceed 15% of Consolidated Net Tangible Assets.

SECTION 6.02                                            Liens, Etc.  Suffer to exist, create, assume or incur, or permit any Material Subsidiary to suffer to exist, create, assume or incur, any Security Interest, or assign, or permit any Material Subsidiary to assign, any right to receive income, in each case to secure Debt or any other obligation or liability, other than:

(a)                                  any Security Interest to secure Debt or any other obligation or liability of any Material Subsidiary to the Company;

(b)                                 mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith and for which reasonable reserves have been established;

(c)                                  any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

(d)                                 Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith and for which reasonable reserves have been established;

(e)                                  Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

(f)                                    landlords’ liens on fixtures located on premises leased by the Company or a Material Subsidiary in the ordinary course of business;

(g)                                 Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States of America, any state thereof, or any department, agency or instrumentality of the United States of America or any state thereof for obligations not yet delinquent;

(h)                                 any Security Interest arising by reason of deposits to qualify the Company or a Material Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws;

(i)                                     any purchase money Security Interest claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Security Interest;

(j)                                     any Security Interest existing as of the date hereof and set forth on Schedule 6.02, and the extension thereof to additions, extensions, or improvements to the property subject to the Security Interest which does not arise as a result of borrowing money or the securing of Debt or other obligation or liability created, assumed or incurred after such date;

(k)                                  Security Interests on (i) property of a corporation or firm existing at the time such corporation is merged or consolidated with the Company or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or a firm as an entirety (or the properties of a corporation or firm comprising a product line or line of business, as an entirety) or substantially as an entirety to the Company or a Subsidiary; or (ii) property comprising machinery, equipment or real property acquired by the Company or any of its Material Subsidiaries, which Security Interests shall have existed at the time of such acquisition and secure obligations assumed by the Company or such Material Subsidiary in connection with such acquisition; provided that the Debt or other obligations or liabilities secured by Security Interests of the type described in this paragraph (k) shall not either (i) have been created in anticipation of such merger, consolidation, sale, lease or other disposition or in contemplation of such acquisition or (ii) at any time exceed an aggregate amount equal to $50,000,000;

(l)                                     Security Interests arising in connection with the sale, assignment or other transfer by the Company or any Material Subsidiary of accounts receivable, lease receivables or other payment obligations (any of the foregoing being a “Receivable”) owing to the Company or such Material Subsidiary or any interest in any of the foregoing (together in each case with any collections and other proceeds thereof and any collateral, guarantees or other property or claims in favor of the Company or such Material Subsidiary supporting or securing payment by the obligor thereon of any such Receivables), in each case whether such sale, assignment or other transfer constitutes a “true sale” or a secured financing for accounting, tax or any other purpose; provided that either (i) such sale, assignment or other transfer shall have been made as part of a sale of the business out of which the applicable Receivables arose, (ii) such sale, assignment or other transfer is made in the ordinary course of business and is for the purpose of collection only, (iii) such sale, assignment or other transfer is made in connection with an agreement on the part of the assignee thereof to render performance under the contract that has given rise to such Receivable, or (iv) in the case of any other sale, assignment or transfer, the Designated Amount does not at any time exceed 15% of Consolidated Total Assets;

(m)                               Security Interests securing non-recourse obligations in connection with leveraged or single-investor lease transactions;

(n)                                 Security Interests securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the payment of Debt;

(o)                                 any Security Interest granted by any Material Subsidiary; provided, that (i) the principal business and assets of such Material Subsidiary are located in Puerto Rico or are located outside of the United States, its other territories and possessions, (ii) the property of such Material Subsidiary which is subject to such Security Interest is a parcel of real property, a manufacturing plant, manufacturing equipment, a warehouse, or an office building hereafter acquired, constructed, developed or improved by such Material Subsidiary, and (iii) such

Security Interest is created prior to or contemporaneously with, or within 120 days after (x) in the case of acquisition of such property, the completion of such acquisition and (y) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operations, use or commercial production (exclusive of test and start-up periods) of such property, and such Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be;

(p)                                 any Security Interest in deposits or cash equivalent investments pledged with a financial institution for the sole purpose of implementing a hedging or financing arrangement commonly known as a “back-to-back” loan arrangement, provided in each case that neither the assets subject to such Security Interest nor the Debt incurred in connection therewith are reflected on the consolidated balance sheet of the Company; or

(q)                                 any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Debt or any other obligation or liability secured by any Security Interest referred to in the foregoing paragraphs (a) through (p), provided that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding, and that the Security Interest securing such Debt or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or refunding secured such Debt or other obligation or liability and additions to such property; and provided further that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall continue to be taken into account for purposes of computing the amount of Debt or any other obligation or liability that may be secured under any applicable basket provided for in the foregoing paragraphs (a) through (p).

Notwithstanding the foregoing provisions of this Section, the Company and the Material Subsidiaries may, at any time, suffer to exist, issue, incur, assume and guarantee Secured Debt (in addition to Secured Debt permitted to be secured under the foregoing paragraphs (a) through (k) and (m) through (q)); provided that the Designated Amount does not at any time exceed 15% of Consolidated Net Tangible Assets.

SECTION 6.03                                            Sale and Leaseback Transactions.  Enter into or be party to, or permit any Material Subsidiary to enter into or be party to, any Sale and Leaseback Transaction unless after giving effect thereto the Designated Amount does not exceed 15% of Consolidated Net Tangible Assets.

SECTION 6.04                                            Merger, Etc.  (a)  Permit the Company to merge or consolidate with or into, or Transfer Assets to, any Person, except that the Company may (i) merge or consolidate with any US Corporation, including any Subsidiary that is a US Corporation, and (ii) Transfer Assets to any Subsidiary which is a US Corporation; provided, in each case described in clause (i) and (ii) above, that (A) immediately after giving effect to such transaction, no Default shall have occurred and be continuing and the Guarantee Requirement shall have been satisfied and (B) in the case of any merger or consolidation to which the Company shall be a party, the survivor of such merger or consolidation shall be the Company.

(b)                                 Permit any Material Subsidiary to merge or consolidate with or into, or Transfer Assets to, any Person unless (i) immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (ii) if either constituent corporation in such merger or consolidation, or the transferor of such assets, is a Subsidiary Guarantor, the surviving or resulting corporation or the transferee of such assets, as the case may be, shall be a Subsidiary Guarantor.

(c)                                  Notwithstanding the foregoing provisions of this Section 6.04 (other than the restrictions of paragraph (a) above on the ability of the Company to Transfer Assets), the Company may sell, transfer or otherwise dispose of all or substantially all of the capital stock or other equity interests, or the assets of, any Material Subsidiary (other than any Borrower, Edwards Lifesciences LLC, or Edwards Lifesciences World Trade Corporation), and any such Material Subsidiary may merge or consolidate with or into, or Transfer Assets to, any Person; provided, that, in each case (i) both before and immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (ii) such transaction shall be at fair value on an arm’s-length basis.

SECTION 6.05                                            Change in Business.  Permit the Company or any Material Subsidiary to engage to any material extent in any business other than the medical devices, supplies and services businesses (but excluding the management of institutional health care providers such as hospitals, nursing homes, and long-term care facilities).

SECTION 6.06                                            Certain Restrictive Agreements.  Permit the Company or any Material Subsidiary to enter into any contract or other agreement that would limit the ability of any Material Subsidiary to pay dividends or make loans or advances to, or to repay loans or advances from, the Company or any other Subsidiary; provided that nothing in this section shall prohibit (a) covenants or agreements entered into in connection with the incurrence of secured Debt permitted hereunder that restrict the transfer of collateral securing such Debt or (b) agreements entered into in connection with sales of Receivables that govern the application of proceeds of sold Receivables.

SECTION 6.07                                            Leverage Ratio.  Permit the Leverage Ratio at any time to exceed 3.00:1.00.

SECTION 6.08                                            Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of the end of any period of four consecutive fiscal quarters to be less than 4.00:1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                  Any Borrower shall fail to (i) pay any interest or fee due hereunder and such default continues for five days, or (ii) pay any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due hereunder; or

(b)                                 Any representation or warranty made or deemed made by the Company or any other Loan Party (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                                  The Company or any Material Subsidiary shall fail to maintain its corporate, limited liability company or partnership existence as required by Section 5.03, or the Company or any Material Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Article VI (other than Section 6.02 insofar as such failure results from a nonconsensual Security Interest) of this Agreement on its part to be performed or observed; or

(d)                                 The Company or any Material Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed (other than those failures or breaches referred to in paragraphs (a), (b) and (c) above) and any such failure shall remain unremedied for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender; or

(e)                                  Either (i) the Company or any Material Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, any Debt (other than the Loans) of the Company or such Subsidiary outstanding under one or more instruments or agreements when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and (A) such Debt shall be in an aggregate principal amount not less than $10,000,000 and such failure shall continue beyond the greater of 15 days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or (B) such Debt shall be in an aggregate principal amount not less than $20,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist with respect to any Debt (other than the Loans) of the Company or such Subsidiary outstanding under one or more instruments or agreements if the effect of such event or condition is (or will after the lapse of any grace period be) to cause, or to permit the holder or holders of such debt (or any trustee or agent on their behalf) to cause, such Debt to become due, or to require such Debt to be prepaid (other than by a scheduled prepayment), prior to the stated maturity thereof and (A) such Debt shall be in an aggregate principal amount not less than $10,000,000 and such failure shall continue beyond the greater of 15 days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or (B) such Debt shall be in an aggregate principal amount not less than $20,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(f)                                    The Company or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or

(g)                                 The Company or any Material Subsidiary shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Company or any such Material Subsidiary shall take corporate action to authorize any of the actions set forth above in this paragraph (f); provided that, in the case of any such proceeding filed or commenced against the Company or any Material Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of 60 days, (ii) an order for relief shall have been entered against the Company or such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect or (iii) the Company or such Material Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or

(h)                                 Any judgment or order for the payment of money shall be rendered against the Company or any Material Subsidiary and (i) either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 10 consecutive days, in the case of a judgment or order rendered or entered by a court located in the United States, its territories and Puerto Rico, or 30 consecutive days, in the case of any other court, during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and (ii) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (h), shall exceed $20,000,000; or

(i)                                     the guarantee of any Subsidiary Guarantor that is a Material Subsidiary under the Subsidiary Guarantee Agreement or the Company’s guarantee under Article X shall not be (or shall be asserted by the Company or any Subsidiary Guarantor not to be) valid or in full force and effect; or

(j)                                     a Change of Control shall have occurred.

then, in any such event but subject to the next sentence, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, (i) declare the obligation of each Lender to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate and/or (ii) declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.  In the event of the occurrence of an Event of Default under clause (f) or (g) of this Article VII, (A) the obligation of each Lender to make Loans shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

In order to expedite the transactions contemplated by this Agreement, the Person named in the heading of this Agreement is hereby appointed to act as Administrative Agent on behalf of the Lenders and the Issuing Bank.  Each of the Lenders, each assignee of any Lender and the Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee or the Issuing Bank and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Borrower shall have rights as a third party beneficiary of any of such provisions.  The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Bank all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.  Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Company or an Affiliate of the Company in a transaction permitted by Section 6.04.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower (in which case the Administrative Agent shall give written notice to each other Lender), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts owed to the retiring Administrative Agent pursuant to any of the Loan Documents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than the receipt of any indemnity payments or other amounts owed to the retiring Administrative Agent pursuant to any of the Loan Documents), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby acknowledges that no Co-Syndication Agent or Co-Documentation Agent has any rights, duties or liability hereunder other than in its capacity as a Lender.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or payments in respect of Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, payments in respect of Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent allowed in such judicial proceeding and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 11.03.

ARTICLE IX

COLLECTION ALLOCATION MECHANISM

On the CAM Exchange Date, (a) the Commitments shall automatically and without further act be terminated as provided in Article VII, (b) the principal amount of each Loan denominated in a Designated Foreign Currency or Yen shall automatically and without further action required, be converted into US Dollars determined using the Exchange Rates calculated as of the CAM Exchange Date, equal to the US Dollar Equivalent of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Loans shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder and (c) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that, in lieu of the interests of each Lender in the particular Specified Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Specified Obligation.  Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.04 and each Borrower hereby consents and agrees to the CAM Exchange.  Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any Specified Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph).

In the event that, on or after the CAM Exchange Date, the aggregate amount of the Specified Obligations shall change as a result of the making by the Issuing Bank of an LC Disbursement that is not reimbursed by the applicable Borrower, then (a) each Multicurrency Lender shall, in accordance with Section 2.05(d), promptly purchase from the Issuing Bank the US Dollar Equivalent of a participation in such LC Disbursement in the amount of such Multicurrency Lender’s Multicurrency Commitment Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (b) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the Multicurrency Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Specified Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another in US Dollars as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding on the CAM Exchange Date.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

ARTICLE X

GUARANTEE

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers.  The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the

Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or applicable Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.  The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Administrative Agent and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

Notwithstanding anything to the contrary herein, the provisions of this Article X shall apply only to the guarantee obligations of the Company under this Article X (and each reference in this Article X to “hereunder” shall mean under this Article X).

ARTICLE XI

MISCELLANEOUS

SECTION 11.01                                      Notices.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to a Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.01); and

(ii)                                  if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b)                                 Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.02                                      Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders, the Issuing Bank and the Administrative Agent; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative

Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that the addition of new tranches of loans or commitments that may be extended under this Agreement shall not be deemed to alter such pro rata sharing of payments), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (except, in each case, to provide for new tranches of loans or commitments that may be extended under this Agreement), (vi) release the Company or all or substantially all the Subsidiary Guarantors from, or limit or condition, its or their obligations under Article X or the Subsidiary Guarantee Agreement, without the written consent of each Lender; (vii) change any provisions of Article IX without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Swing Line Lender or the Issuing Bank, as the case may be and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Multicurrency Lenders (but not the Yen Enabled Lenders) or the Yen Enabled Lenders (but not the Multicurrency Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 11.03                                      Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, the Swing Line Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel, for the Administrative Agent, the Issuing Bank, the Swing Line Lender or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Company shall indemnify the Administrative Agent, the Issuing Bank, the Swing Line Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, reasonable out-of-pocket costs or expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) any transaction or proposed transaction (whether or not consummated) in which any proceeds of any borrowing hereunder are applied or proposed to be applied, directly or indirectly, by the Company or any Subsidiary, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) the execution, delivery or performance by the Company and the Subsidiaries of the Loan Documents, or any actions or omissions of the Company or any Subsidiary in connection therewith; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or expenses shall have resulted from the gross negligence or wilful misconduct of such Indemnitee or the violation by such Indemnitee of any law or court order applicable to it.

(c)                                  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section and without limiting its obligation to do so, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, liability, cost or expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.  Notwithstanding the foregoing, Yen Enabled Lenders shall not be obligated to pay any such amount which is owing to the Issuing Bank in its capacity as such (and such pro rata calculation shall disregard the Exposures and unused Commitments of such Yen Enabled Lender to such extent).

(d)                                 To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable within 15 Business Days after receipt by the Company of a reasonably detailed invoice therefor.

SECTION 11.04                                      Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, each other Indemnitee and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may assign to one or more assignees (other than any Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans or other amounts at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, the Administrative Agent and the Company must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) in the case of an assignment of all or a portion of a Multicurrency Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank and Swing Line Lender must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (iii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments and outstanding Loans, the amount of the Commitments and outstanding Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent (which consent shall not be unreasonably withheld or delayed), (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, (vi) the parties to the assignment shall advise the Company as to whether the assignee is a Qualifying Bank, and if the assignee is not a Qualifying Bank and after giving effect to such assignment there would be more than ten Lenders that were not Qualifying Banks, the assignment shall not be permitted, and (vii) no such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default referred to in clause (f) or (g) of Article VII has occurred and is continuing.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), (y) in the case of a Defaulting Lender which is a Yen Enabled Lender, acquire (and fund as appropriate) its full pro rata share of all Yen Enabled Revolving Loans in accordance with its Yen Enabled Commitment Percentage and (z) in the case of a Defaulting Lender which is a Multicurrency Lender, acquire (and fund as appropriate) its full pro rata share of all Multicurrency Revolving Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Multicurrency Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of each Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank, the Swing Line Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Issuing Bank, the Swing Line Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may, without the consent of any Borrower or the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vi) of the first proviso to Section 11.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                                    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(g)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Multicurrency Commitment and Multicurrency Revolving Committed Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as Issuing Bank or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Lender, as the case may be.  If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposures with respect thereto, including the right to require the Multicurrency Lenders to fund risk participations in pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Multicurrency Lenders to make ABR Revolving Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor Issuing Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 11.05                                      Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17, 11.03 and 11.12 (but, in the case of Section 11.12, only for a period of two years following termination of this Agreement) and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.06                                      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07                                      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08                                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09                                      Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank, the Swing Line Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)                                  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10                                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11                                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12                                      Confidentiality.  The Administrative Agent, the Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors, to Approved Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent required or necessary in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Administrative Agent or the Lenders against the Borrowers under this Agreement or any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company other than as a result of a breach of this Section or other confidentiality agreement.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

SECTION 11.13                                      Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 11.14                                      Termination of Covenants.  Notwithstanding any other provision in this Agreement, at any time when the Commitments shall have terminated and no Loans shall be outstanding but Letters of Credit are still outstanding, if the Borrowers shall post cash collateral in an amount equal to the LC Exposure, the Borrowers shall no longer be required to comply with the covenants set forth in Article V or Article VI of this Agreement.

SECTION 11.15                                      Release of Guarantors.  A Subsidiary Guarantor shall be released from each of the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement with respect to such Subsidiary Guarantor if (i) all of the capital stock of such Subsidiary Guarantor owned by the Company or any Subsidiary shall be sold in a transaction permitted under the terms of this Agreement and (ii) at the time of such sale no Default has occurred and is continuing.  The Administrative Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and to provide written evidence of the release of any Subsidiary Guarantor pursuant to this Section.

SECTION 11.16                                      USA PATRIOT Act.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

SECTION 11.17                                      Qualifying Bank Representation and Warranty.  Each Multicurrency Lender on the date of this Agreement hereby represents and warrants to the Swiss Borrower that such Lender is a Qualifying Bank.  If, at any time prior to the expiration or termination of the Multicurrency Commitments and the repayment in full of the principal of and interest on each Multicurrency Revolving Committed Loan, any Multicurrency Lender that shall have been a Qualifying Bank at the time it became a party hereto shall cease to be a Qualifying Bank, and at such time there are more than ten Multicurrency Lenders (including such Lender) that are not Qualifying Banks, then such Multicurrency Lender shall promptly transfer any Multicurrency Commitment and any Multicurrency Revolving Committed Loan to a Qualifying Bank in accordance with Section 11.04(b).

SECTION 11.18                                      No Fiduciary Duty.  Each Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Issuing Bank, the Lenders and

their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Issuing Bank, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.19                                      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.20                                      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Thomas M. Abate
	Name:	Thomas M. Abate
	Title:	Corporate Vice President and Chief Financial Officer

EDWARDS LIFESCIENCES WORLD TRADE CORPORATION

By:	/s/ Thomas M. Abate
	Name:	Thomas M. Abate
	Title:	Corporate Vice President, Chief Financial Officer and Treasurer

EDWARDS LIFESCIENCES LLC

By:	/s/ Thomas M. Abate
	Name:	Thomas M. Abate
	Title:	Corporate Vice President, Chief Financial Officer and Treasurer

EDWARDS LIFESCIENCES (U.S.) INC.

By:	/s/ Thomas M. Abate
	Name:	Thomas M. Abate
	Title:	Corporate Vice President, Chief Financial Officer and Treasurer

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Dora A. Brown
	Name:	Dora A. Brown
	Title:	Vice President

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

BANK OF AMERICA, N.A., as a Lender,
Issuing Bank and Swing Line Lender

By:	/s/ Jill J. Hogan
	Name:	Jill J. Hogan
	Title:	Vice President

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Dawn L. LeeLum
	Name:	Dawn L. LeeLum
	Title:	Executive Director

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrea S. Chen
	Name:	Andrea S. Chen
	Title:	Director

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph Schnorr
	Name:	Joseph Schnorr
	Title:	Vice President

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ross Levitsky
	Name:	Ross Levitsky
	Title:	Managing Director

By:	/s/ Philippe Sandmeier
	Name:	Philippe Sandmeier
	Title:	Managing Director

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Bertram H. Tang
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

UNION BANK, N.A., as a Lender

By:	/s/ Margaret Furbank
	Name:	Margaret Furbank
	Title:	Vice President

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

Name of Institution:

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven T. Brennan
	Name:	Steven Brennan
	Title:	Senior Vice President SC15219

SIGNATURE PAGE TO

EDWARDS LIFESCIENCES CORPORATION

FOUR YEAR CREDIT AGREEMENT

SCHEDULE 1.01(i)

INELIGIBLE ASSIGNEES

•                  Abbott Laboratories

•                  Allergan, Inc.

•                  Beckman Coulter, Inc

•                  Becton Dickinson & Co.

•                  Boston Scientific Corporation

•                  CareFusion Corp.

•                  C. R. Bard, Inc.

•                  Covidien plc

•                  Gen-Probe, Inc.

•                  Hospira, Inc.

•                  ICU Medical, Inc.

•                  Illumina, Inc.

•                  Integra Lifesciences Holding Corp.

•                  Johnson & Johnson

•                  LiDCO Group PLC

•                  Masimo Corp.

•                  Medtronic, Inc.

•                  PULSION Medical Systems AG

•                  PerkinElmer, Inc.

•                  ResMed, Inc.

•                  Sorin Group

•                  St. Jude Medical, Inc.

•                  Stryker Corp.

•                  Thoratec Corporation

•                  Varian Medical Systems, Inc.

•                  Zimmer Holdings, Inc.

SCHEDULE 1.01(m)

MANDATORY COST FORMULAE

1.                                       The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)                                  the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)                                 the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.  The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.                                       The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that lending office.

4.                                       The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                  in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)                                 in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”                          is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                            is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the proviso of Section 2.13(c) and, in the case of interest (other than on overdue amounts) charged at the default rate set forth in Section 2.13(c), without counting any increase in interest rate effected by the charging of such default rate) payable for the relevant Interest Period of such Loan.

“C”                            is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                           is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                             is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                       If requested by the Administrative Agent or the Company, each Lender with a lending office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the

Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.                                       Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of the lending office out of which it is making available its participation in the relevant Loan; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                       The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lender’s lending office.

10.                                 The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                                 The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 1.01(s)

SUBSIDIARY GUARANTORS

•                  Edwards Lifesciences (U.S.) Inc.

•                  Edwards Lifesciences LLC

•                  Edwards Lifesciences World Trade Corporation

•                  Edwards Lifesciences Corporation of Puerto Rico

•                  Edwards Lifesciences Sales Corporation

SCHEDULE 2.01

LENDERS AND COMMITMENTS

Multicurrency Commitments

	Multicurrency Commitment	Multicurrency Commitment Percentage
Bank of America, N.A.	$53,500,000.00	13.375000000%
JPMorgan Chase Bank, N.A.	$53,500,000.00	13.375000000%
Wells Fargo Bank, National Association	$53,500,000.00	13.375000000%
U.S. Bank National Association	$45,000,000.00	11.250000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$33,500,000.00	8.375000000%
Deutsche Bank AG New York Branch	$33,500,000.00	8.375000000%
Mizuho Corporate Bank, Ltd.	$33,500,000.00	8.375000000%
Goldman Sachs Bank USA	$27,500,000.00	6.875000000%
Morgan Stanley Bank, N.A.	$27,500,000.00	6.875000000%
Union Bank, N.A.	$19,500,000.00	4.875000000%
HSBC Bank USA, National Association	$19,500,000.00	4.875000000%
	$400,000,000.00	100.000000000%

Yen Enabled Commitments

	Yen Enabled Commitment	Yen Enabled Commitment Percentage
Bank of America, N.A.	$16,500,000.00	16.500000000%
JPMorgan Chase Bank, N.A.	$16,500,000.00	16.500000000%
Wells Fargo Bank, National Association	$16,500,000.00	16.500000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$11,500,000.00	11.500000000%
Deutsche Bank AG New York Branch	$11,500,000.00	11.500000000%
Mizuho Corporate Bank, Ltd.	$11,500,000.00	11.500000000%
Union Bank, N.A.	$8,000,000.00	8.000000000%
HSBC Bank USA, National Association	$8,000,000.00	8.000000000%
	$100,000,000.00	100.000000000%

SCHEDULE 3.01

CERTAIN QUALIFICATION MATTERS

The Company filed its return with the tax authority in California for entities including Edwards Lifesciences World Trade Corporation for the 2007 tax year.  Subsequent to the filing, the state tax authority asserted that a separate filing was necessary and, as a result, considers that Edwards Lifesciences World Trade Corporation is not in good standing in the state of California.  The Company does not agree and is in discussions with the tax authority with respect to the form of such filing.

SCHEDULE 3.05

LITIGATION

1. All items under the Company’s Form 10-K filed on February 28, 2011 with the Securities and Exchange Commission for the fiscal year ended December 31, 2010, Part I, Item 3 “Legal Proceedings”

2. All items under the Company’s Form 10-Q filed on May 9, 2011 with the Securities and Exchange Commission for the fiscal quarter ended March 31, 2011, Part II, Item 1 “Legal Proceedings”

SCHEDULE 6.01

DEBT OF MATERIAL SUBSIDIARIES

None.

SCHEDULE 6.02

SECURITY INTERESTS

None.

SCHEDULE 11.01

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

COMPANY

Edwards Lifesciences Corporation

One Edwards Way

Irvine, California 92614

Attention:                                       Dennis J. Popovec

Telephone:                                  949.250.5166

Telecopier:                                   949.250.3412

Electronic Mail:  dennis_popovec@edwards.com

Website Address:  www.edwards.com

Edwards Lifesciences LLC

One Edwards Way

Irvine, CA 92614

Tax ID:  36-4345053

Edwards Lifesciences US Inc.

One Edwards Way

Irvine, CA 92614

Tax ID:  36-4340422

Edwards Lifesciences Corporation

One Edwards Way

Irvine, CA 92614

Tax ID:  36-4316614

Edwards Lifesciences World Trade Corporation

One Edwards Way

Irvine, CA 92614

Tax ID:  36-4316616

Unique Identification Number for the Swiss Borrowers and the Japanese Borrowers:

To become Borrowers after Effective Date:

Edwards Lifesciences AG

Route de l’Etraz 70

1260 Nyon

Switzerland

Tax ID:  98-0347624

Edwards Lifesciences Technology SARL

Route de l’Etraz 70

1260 Nyon

Switzerland

Tax ID:  98-0506096

Edwards Lifesciences (Japan) Limited

Nittochi Nishi-Shinjuku Bldg.

6-10-1 Nishi-shinjuku, Shinjuku-ku

Tokyo 160-0023 Japan

Tax ID:  00071859

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Mail Code:  CA4-702-02-25

2001 Clayton Road, Building B

Concord, California 94520-2405

Attention:                                       Petra Rubio

Telephone:                                  925.675.8062

Telecopier:                                   888.969.9237

Electronic Mail:  petra.rubio@baml.com

US DOLLARS:

Pay to: Bank of America, N.A.

ABA#: 026009593

ACCT#: 3750836479

Attn:                       Credit Services West

Ref: Edwards LifeSciences Corporation

EURO:

Pay to: Bank of America, London

London, England

GBS#: 04704085

SWIFT: BOFAGB22

ACCT#: 65280019

Attn: Credit Services West

Ref: Edwards LifeSciences Corporation

JAPANESE YEN:

Pay to: Bank of America, Tokyo

Tokyo, Japan

GBS#:04710016

SWIFT: BOFAJPJX

ACCT#: 606490661046

Attn:  Credit Services West

Ref: Edwards LifeSciences Corporation

STERLING:

Pay to: Bank of America, London

London, England

GBS#: 04704093

SWIFT: BOFAGB22

ACCT#: 65280027

ATTN: Credit Services West

REF: Edwards LifeSciences Corporation

SWISS FRANCS:

Pay to: Bank of America, Geneva

Geneva, Switzerland

GBS#:04712012

SWIFT: BOFACH2X

ACCT#: 601490661012

Attn: Credit Services West

Ref: Edwards LifeSciences Corporation

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

800 Fifth Avenue, Floor 17

Mail Code:  WA1-501-17-32

Seattle, Washington 98104

Attention:                                       Dora A. Brown

Telephone:                                206.358.0101

Telecopier:                                 415.343.0556

Electronic Mail:  dora.a.brown@baml.com

ISSUING BANK:

Bank of America, N.A.

Trade Operations

Mail Code:  CA9-705-07-05

1000 W. Temple St.

Los Angeles, California 90012-1514

Attention:                                       Sandra Leon

Telephone:                                213.580.8369

Telecopier:                                 213.457.8841

Electronic Mail:  sandra.leon@baml.com

SWING LINE LENDER:

Bank of America, N.A.

Mail Code:  CA4-702-02-25

2001 Clayton Road, Building B

Concord, California 94520-2405

Attention:                                       Petra Rubio

Telephone:                                  925.675.8062

Telecopier:                                   888.969.9237

Electronic Mail:  petra.rubio@baml.com

EXHIBIT A-1

FORM OF BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of July 29, 2011, among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), [Name of Borrowing Subsidiary], a [          ] corporation (the “New Borrowing Subsidiary”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among the Company, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Four Year Credit Agreement.  Under the Four Year Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the US Borrowers, the Swiss Borrowers and the Japanese Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a [US] [Swiss] [Japanese] Borrower.  The Company represents that the New Borrowing Subsidiary is a wholly owned Subsidiary organized in [the United States] [Switzerland] [Japan].  Each of the Company and the New Borrowing Subsidiary represent and warrant that the representations and warranties of the Company in the Four Year Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date.  The Company agrees that the Guarantee of the Company contained in the Four Year Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary.  Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Four Year Credit Agreement and shall constitute a “[US] [Swiss] [Japanese] Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Four Year Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

A-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

EDWARDS LIFESCIENCES CORPORATION,

by
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

by
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent,

by
Name:
Title:

A-1

EXHIBIT A-2

FORM OF BORROWING SUBSIDIARY TERMINATION

Bank of America, N.A., as Administrative Agent for the Lenders referred to below

c/o Bank of America, N.A., as Administrative Agent

Bank of America, N.A.

Agency Management

WA1-501-17-32

800 Fifth Avenue, Floor 17

Seattle WA 98104

[Date]

Ladies and Gentlemen:

The undersigned, Edwards Lifesciences Corporation (the “Company”), refers to the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among the Company, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Four Year Credit Agreement.

The Company hereby terminates the status of [  ] (the “Terminated Borrowing Subsidiary”) as a [US] [Swiss] [Japanese] Borrower under the Four Year Credit Agreement.  [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Four Year Credit Agreement) pursuant to the Four Year Credit Agreement have been paid in full on or prior to the date hereof.]  [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Four Year Credit Agreement) pursuant to the Four Year Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings, under the Four Year Credit Agreement.]

A-2

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

EDWARDS LIFESCIENCES CORPORATION,

by
Name:
Title:

A-2

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.                                       Assignor[s]:

2.                                       Assignee[s]:                                                                                                                         [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.                                       Borrower(s):  Edwards Lifesciences Corporation and the US Borrowers, the Swiss Borrowers, the Japanese Borrowers party the Credit Agreement.

4.                                       Administrative Agent:  Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                       Credit Agreement:  Four Year Credit Agreement dated as of July 29, 2011 among Edwards Lifesciences Corporation, a Delaware corporation, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.

6.                                       Assigned Interest[s]:

Assignor[s](5)	Assignee[s](6)	Facility/Class Assigned (7)	Aggregate Amount of Commitment for all Lenders in applicable Class(8)	Amount of Commitment in applicable Class Assigned*	Percentage Assigned of Commitment in applicable Class(9)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)   Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Multicurrency Commitment”, “Yen Enabled Commitment”, etc.).

(8)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)   Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[7.                              Trade Date:                                   ]  (10)

Effective Date:                                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] (11) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:] (12)

EDWARDS LIFESCIENCES CORPORATION

By:
Title:

(10)   To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(11)   To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(12)   To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among Edwards Lifesciences Corporation, a Delaware corporation, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.                                       Representations and Warranties.

1.1.                              Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                              Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.07 thereof, as applicable, and such other documents and information as it has deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

FOUR YEAR SUBSIDIARY GUARANTEE AGREEMENT dated as of July 29, 2011, among each of the Subsidiaries of EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), listed on Schedule I hereto or becoming a party hereto as provided in Section 15 (the “Subsidiary Guarantors”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

Reference is made to the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to the Borrowers and the Issuing Bank has agreed to issue Letters of Credit, in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  Each of the Subsidiary Guarantors acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders and the issuance of such Letters of Credit.  The obligations of the Lenders to make Loans and the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Subsidiary Guarantors of this Subsidiary Guarantee Agreement.  In order to induce the Lenders to make Loans and induce the Issuing Bank to issue Letters of Credit, the Subsidiary Guarantors are willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1.  Guarantee.  Each Subsidiary Guarantor unconditionally, absolutely, continually and irrevocably guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Credit Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each interest rate hedging agreement relating to Obligations referred to in the preceding clause (a) entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such hedging agreement was entered into (all the obligations referred to in the preceding clauses (a) and (b) being collectively called the “Obligations”).  Each Subsidiary Guarantor agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Each Subsidiary Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Subsidiary Guarantors hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of the Credit Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of the Credit Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of any Subsidiary Guarantor to subrogation.

Each Subsidiary Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.

The obligations of the Subsidiary Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations (including lack of due authorization or execution of the Credit Agreement, any Loan Document or any other instrument or agreement), any impossibility in the performance of any of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the

2

Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other instrument or agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or that would otherwise operate as a discharge of each Subsidiary Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations).

Each Subsidiary Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.  Each Subsidiary Guarantor further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Subsidiary Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Subsidiary Guarantor of any sums as provided above, all rights of such Subsidiary Guarantor against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be fully subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent and the Lenders.

Each Subsidiary Guarantor hereby consents and agrees to the CAM Exchange referred to in the Credit Agreement.

Nothing shall discharge or satisfy the liability of any Subsidiary Guarantor hereunder except the full performance and payment of the Obligations.

SECTION 2.  Defenses of Company Waived.  To the fullest extent permitted by applicable law, each of the Subsidiary Guarantors waives any defense based on or arising out of

3

any defense of the Company or any other Subsidiary Guarantor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company or any other Subsidiary Guarantor, other than the final and payment in full in cash of the Obligations.  The Administrative Agent, the Issuing Bank and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Company, any Subsidiary Guarantor or any other guarantor or exercise any other right or remedy available to them against the Company, any Subsidiary Guarantor or any other guarantor, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash.  Pursuant to applicable law, each of the Subsidiary Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Company or any other Subsidiary Guarantor or guarantor, as the case may be, or any security.

SECTION 3.  Information.  Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of the Borrowers’ and the other Subsidiary Guarantors’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, the Issuing Bank or the Lenders will have any duty to advise any of the Subsidiary Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 4.  Representations and Warranties; Agreements.  Each of the Subsidiary Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in any Loan Document to which it is a party are true and correct in all material respects.  Each of the Subsidiary Guarantors agrees that the provisions of Section 2.18 of the Credit Agreement shall apply equally to each Guarantor with respect to payments made by it hereunder.

SECTION 5.  Termination.  The Guarantees made hereunder (a) shall, subject to clause (b) below, terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any Subsidiary Guarantor upon the bankruptcy or reorganization of any Borrower, any Subsidiary Guarantor or otherwise.  The Guarantee of any Subsidiary Guarantor shall be automatically released if (i) all the capital stock of such Subsidiary Guarantor owned by the Company or any Subsidiary shall be sold in a transaction permitted under the terms of the Credit Agreement and (ii) at the time of such sale, no Default has occurred and is continuing.

SECTION 6.  Binding Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Subsidiary Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Agreement shall become effective as to

4

any Subsidiary Guarantor when a counterpart hereof executed on behalf of such Subsidiary Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Subsidiary Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Subsidiary Guarantor, the Administrative Agent, the Issuing Bank and the Lenders, and their respective successors and assigns, except that no Subsidiary Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein, and any such attempted assignment shall be void.  This Agreement shall be construed as a separate agreement with respect to each Subsidiary Guarantor and may be amended, modified, supplemented, waived or released with respect to any Subsidiary Guarantor without the approval of any other Subsidiary Guarantor and without affecting the obligations of any other Subsidiary Guarantor hereunder.

SECTION 7.  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, the Issuing Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank or any Lender hereunder or under the Credit Agreement or any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Subsidiary Guarantors to which such waiver, amendment or modification relates and the Administrative Agent (with the prior written consent of the Lenders or the Required Lenders if required under the Credit Agreement).

SECTION 8.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 11.01 of the Credit Agreement.  All communications and notices hereunder to each Subsidiary Guarantor shall be given to it in care of the Company.

SECTION 10.  Survival of Agreement; Severability.  (a)  All covenants, agreements, representations and warranties made by the Subsidiary Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent, the Issuing Bank and the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect

5

as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not been terminated.

(b)                                 In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11.  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 6.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.  Rules of Interpretation.  The rules of interpretation specified in Sections 1.03, 1.04 and 1.05 of the Credit Agreement shall be applicable to this Agreement.  For the avoidance of doubt and without limitation of the Obligations guaranteed hereby, the provisions of this Agreement shall apply only to the rights and obligations of the Subsidiary Guarantors under this Agreement and not to such Persons in their capacity as a “Borrower” under the Credit Agreement.

SECTION 13.  Jurisdiction; Consent to Service of Process.  (a)  Each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

(b)                                 Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

6

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 14.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15.  Additional Subsidiary Guarantors.  Pursuant to Section 5.09 of the Credit Agreement, certain additional Subsidiaries may be required under the terms of the Credit Agreement from time to time to enter into this Agreement as Subsidiary Guarantors.  Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein.  The execution and delivery of such instrument shall not require the consent of any Subsidiary Guarantor hereunder.  The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

SECTION 16.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Person to or for the credit or the account of any Subsidiary Guarantor against any or all the obligations of such Subsidiary Guarantor now or hereafter existing under this Agreement held by such Person, irrespective of whether or not such Person shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Person under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.

SECTION 17.  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

7

(b)                                 The obligations of each Subsidiary Guarantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Subsidiary Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Subsidiary Guarantors contained in this Section 17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

8

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EDWARDS LIFESCIENCES WORLD
TRADE CORPORATION
EDWARDS LIFESCIENCES LLC
EDWARDS LIFESCIENCES (U.S.) INC.
EDWARDS LIFESCIENCES CORPORATION
OF PUERTO RICO
EDWARDS LIFESCIENCES SALES
CORPORATION, INC.

By:
Name: Thomas M. Abate
Title: Corporate Vice President, Chief
Financial Officer and Treasurer

Signature Page 1

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

Signature Page 2

SCHEDULE I

TO THE SUBSIDIARY GUARANTEE AGREEMENT

Subsidiary Guarantors

Edwards Lifesciences World Trade Corporation

Edwards Lifesciences LLC

Edwards Lifesciences (U.S.) Inc.

Edwards Lifesciences Corporation of Puerto Rico

Edwards Lifesciences Sales Corporation, Inc.

S-1

ANNEX 1 to the

Guarantee Agreement

SUPPLEMENT NO. [   ] dated as of [                   ], to the FOUR YEAR SUBSIDIARY GUARANTEE AGREEMENT dated as of July 29, 2011, among each of the subsidiaries of EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), listed on Schedule I hereto or becoming a party hereto as provided in Section 15 (the “Subsidiary Guarantors”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

A.                                   Reference is made to the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.

B.                                     Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee Agreement and the Credit Agreement.

C.                                     The Subsidiary Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans and induce the Issuing Bank to issue Letters of Credit.  The undersigned Subsidiary of the Company (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made and induce the Issuing Bank to issue additional Letters of Credit and as consideration for Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:

SECTION 1.  In accordance with Section 15 of the Guarantee Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case such representation shall be true and correct as of such date.  Each reference to a “Subsidiary Guarantor” in the Guarantee Agreement shall be deemed to include the New Subsidiary Guarantor.  The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary Guarantor represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Guarantor and the Administrative Agent.  Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 9 of the Guarantee Agreement.

SECTION 8.  The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name Of New Subsidiary Guarantor],

By:
Name:
Title:
Address:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I TO SUPPLEMENT NO. [      ] TO THE

SUBSIDIARY GUARANTEE AGREEMENT

Subsidiary Guarantors

C-1

EXHIBIT D

FORM OF INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT

INDEMNITY, SUBROGATION and CONTRIBUTION AGREEMENT dated as of July 29, 2011, among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), each Subsidiary of the Company listed on Schedule I hereto or becoming a party hereto as provided in Section 12 hereto (the “Subsidiary Guarantors”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Four Year Credit Agreement referred to below).

Reference is made to (a) the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among the Company, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, and (b) the Subsidiary Guarantee Agreement dated as of July [    ], 2011, among the Subsidiary Guarantors and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee Agreement”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Four Year Credit Agreement.

The Lenders have agreed to make Loans to the Borrowers and the Issuing Bank has agreed to issue Letters of Credit pursuant to, and upon the terms and subject to the conditions specified in, the Four Year Credit Agreement.  The Subsidiary Guarantors have guaranteed the Loans made to the Borrowers and the other Obligations (as defined in the Subsidiary Guarantee Agreement) under the Four Year Credit Agreement or any other Loan Document pursuant to the Subsidiary Guarantee Agreement.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Borrowers and the Subsidiary Guarantors of an agreement in the form hereof.

Accordingly, each Borrower, each Subsidiary Guarantor and the Administrative Agent agree as follows:

SECTION 1.  Indemnity and Subrogation.  (a)  In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 3), the Company agrees that in the event a payment shall be made by any Subsidiary Guarantor under the Subsidiary Guarantee Agreement, the Company shall indemnify such Subsidiary Guarantor for the full amount of such payment, and the Company shall be subrogated to the rights of the Subsidiary Guarantor to whom such payment shall have been made to the extent of such payment.

(b)  In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 3), each US Borrower, Swiss

Borrower and Japanese Borrower agrees that in the event a payment shall be made by any Subsidiary Guarantor under the Subsidiary Guarantee Agreement with respect to an Obligation of such Borrower, such Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment, and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 2.  Contribution and Subrogation.  Each Subsidiary Guarantor (a “Contributing Subsidiary Guarantor”) agrees (subject to Section 3) that, in the event a payment shall be made by any other Subsidiary Guarantor under the Subsidiary Guarantee Agreement and such other Subsidiary Guarantor (the “Claiming Subsidiary Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 1, each Contributing Subsidiary Guarantor shall indemnify the Claiming Subsidiary Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Subsidiary Guarantor on the date hereof or on the date on which enforcement is being sought, whichever is greater, and the denominator shall be the aggregate of the respective net worths of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 12, the date of the Supplement hereto executed and delivered by such Subsidiary Guarantor) or the date on which enforcement is being sought, whichever is greater.  Any Contributing Subsidiary Guarantor making any payment to a Claiming Subsidiary Guarantor pursuant to this Section 2 shall be subrogated to the rights of such Claiming Subsidiary Guarantor under Section 1 to the extent of such payment.

SECTION 3.  Subordination.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under Sections 1 and 2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated and junior in right of payment to the indefeasible payment in full in cash of the Obligations.  No failure on the part of any Borrower or any Subsidiary Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder.  The subordination effected by this Section 3 shall prohibit (i) any exercise of a set-off in respect of the subordinated obligations, (ii) the commencement of any action seeking to enforce the subordinated obligations and (iii) the assignment of subordinated obligations.  Any Subsidiary Guarantor receiving any payment in respect of a subordinated obligation in violation of this Section 3 shall be deemed to have received such payment in trust for the benefit of the Administrative Agent and immediately turn over such amount to the Administrative Agent for application in respect of the Obligations.

SECTION 4.  Termination.  This Agreement shall survive and be in full force and effect so long as any Obligation is outstanding and has not been indefeasibly paid in full in cash or the Commitments under the Four Year Credit Agreement have not been terminated, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender or any Subsidiary Guarantor upon the bankruptcy or reorganization of any Borrower, any Subsidiary Guarantor or otherwise.

SECTION 5.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  No Waiver; Amendment.  (a) No failure on the part of the Administrative Agent, the Issuing Bank, any Lender or any Subsidiary Guarantor to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent, the Issuing Bank, any Lender or any Subsidiary Guarantor preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  None of the Administrative Agent, the Issuing Bank, any Lender or the Subsidiary Guarantors shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such parties.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Borrowers, the Subsidiary Guarantors and the Administrative Agent (with the prior written consent of the Lenders or the Required Lenders if required under the Four Year Credit Agreement).

SECTION 7.  Notices.  All communications and notices hereunder shall be in writing and given as provided in the Subsidiary Guarantee Agreement and addressed as specified therein.

SECTION 8.  Binding Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  Neither any Borrower nor any Subsidiary Guarantor may assign or transfer any of its rights or obligations hereunder (and any such attempted assignment or transfer shall be void) without the prior written consent of the Required Lenders, except in connection with any transaction permitted by Section 6.04 of the Four Year Credit Agreement.  Notwithstanding the foregoing, at the time any Subsidiary Guarantor is released from its obligations under the Subsidiary Guarantee Agreement in accordance with such Subsidiary Guarantee Agreement and the Four Year Credit Agreement, such Subsidiary Guarantor will cease to have any rights or obligations under this Agreement.

SECTION 9.  Survival of Agreement; Severability.  (a) All covenants and agreements made by each Borrower and Subsidiary Guarantor herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent, the Issuing Bank, the Lenders and each other Subsidiary Guarantor and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank and shall continue in full force and effect as long as the principal of or any accrued interest on any Loans or any other fee or amount payable under the Four Year Credit Agreement, this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not been terminated.

(b) In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall be effective with respect to any Subsidiary Guarantor when a counterpart bearing the signature of such Subsidiary Guarantor shall have been delivered to the Administrative Agent.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 11.  Rules of Interpretation.  The rules of interpretation specified in Sections 1.03, 1.04 and 1.05 of the Four Year Credit Agreement shall be applicable to this Agreement.

SECTION 12.  Additional Subsidiary Guarantors.  Pursuant to Section 5.09 of the Four Year Credit Agreement, each applicable Subsidiary of the Company that was not in existence or not such a Subsidiary on the date of the Four Year Credit Agreement is required to enter into this Agreement as a Subsidiary Guarantor upon becoming such a Subsidiary.  Upon execution and delivery, after the date hereof, by the Administrative Agent and such a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor hereunder.  The execution and delivery of any instrument adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any Subsidiary Guarantor hereunder.  The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

SECTION 13.  Jurisdiction; Consent to Service of Process.  (a) Each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

(b)  Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 14.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first appearing above.

EDWARDS LIFESCIENCES CORPORATION

By:
Name:	Thomas M. Abate
Title:	Corporate Vice President and Chief
Financial Officer

EDWARDS LIFESCIENCES (U.S.) INC.
EDWARDS LIFESCIENCES LLC
EDWARDS LIFESCIENCES CORPORATION
OF PUERTO RICO
EDWARDS LIFESCIENCES SALES
CORPORATION, INC.
EDWARDS LIFESCIENCES WORLD TRADE
CORPORATION

By:
Name:	Thomas M. Abate
Title:	Corporate Vice President, Chief
Financial Officer and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:	Dora A. Brown
Title:	Vice President

SCHEDULE I

to the Indemnity, Subrogation

and Contribution Agreement

SUBSIDIARY GUARANTORS

ANNEX 1 to

the Indemnity, Subrogation and

Contribution Agreement

SUPPLEMENT NO. [   ] dated as of [               ], to the Indemnity, Subrogation and Contribution Agreement dated as of July 29, 2011 (as the same may be amended, supplemented or otherwise modified from time to time, the “Indemnity, Subrogation and Contribution Agreement”), among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), each Subsidiary of the Company listed on Schedule I thereto (the “Subsidiary Guarantors”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Four Year Credit Agreement referred to below).

A.  Reference is made to (a) the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among the Company, the Swiss Borrowers, the Japanese Borrowers, the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, and (b) the Subsidiary Guarantee Agreement dated as of July [    ], 2011, among the Subsidiary Guarantors and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee Agreement”).

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indemnity, Subrogation and Contribution Agreement and the Four Year Credit Agreement.

C.  The Borrowers, the Subsidiary Guarantors and the Administrative Agent have entered into the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit.  Pursuant to Section 5.09 of the Four Year Credit Agreement, each Material Subsidiary of the Company that is not a Foreign Subsidiary and that was not in existence or not such a Subsidiary on the date of the Four Year Credit Agreement is required to enter into the Indemnity, Subrogation and Contribution Agreement as a Subsidiary Guarantor upon becoming a Material Subsidiary.  Section 12 of the Indemnity, Subrogation and Contribution Agreement provides that additional Subsidiaries of the Company may become Subsidiary Guarantors under the Indemnity, Subrogation and Contribution Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary of the Company (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Four Year Credit Agreement to become a Subsidiary Guarantor under the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:

SECTION 1.  In accordance with Section 12 of the Indemnity, Subrogation and Contribution Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Indemnity, Subrogation and Contribution Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby agrees to all the terms and provisions of the Indemnity, Subrogation and Contribution Agreement applicable to it as a Subsidiary Guarantor thereunder.  Each reference to a “Subsidiary Guarantor” in the Indemnity, Subrogation and Contribution Agreement shall be deemed to include the New Subsidiary Guarantor.  The Indemnity, Subrogation and Contribution Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary Guarantor represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Guarantor and the Administrative Agent.  Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Indemnity, Subrogation and Contribution Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In the event that any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Indemnity, Subrogation and Contribution Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 7 of the Indemnity, Subrogation and Contribution Agreement.  All communications and notices hereunder to the New Subsidiary Guarantor shall be given to it at the address set forth under its signature.

SECTION 8.  The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Indemnity, Subrogation and Contribution Agreement as of the day and year first above written.

[Name Of New Subsidiary Guarantor],

by

Name:
Title:
Address:

BANK OF AMERICA, N.A., as Administrative Agent,

by

Name:
Title:

SCHEDULE I

to Supplement No.      to the Indemnity,

Subrogation and Contribution Agreement

SUBSIDIARY GUARANTORS

Name	Address

EXHIBIT E-1

FORM OF OPINION OF COUNSEL OF THE COMPANY

See attached.

E-1-1

To each Agent and each Lender
party to the Credit Agreement
(each as described below) on the date hereof

Re:                               Edwards Lifesciences Corporation Four Year Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to Edwards Lifesciences Corporation, a Delaware corporation (“ELC”), Edwards Lifesciences (U.S.) Inc., a Delaware corporation (“ELUS”), Edwards Lifesciences LLC, a Delaware limited liability company (“Edwards LLC”), Edwards Lifesciences World Trade Corporation, a Delaware corporation (“ELWT” and, together with ELC, ELUS and Edwards LLC, the “U.S. Borrowers”), and Edwards Lifesciences Corporation of Puerto Rico, a Delaware corporation (“ELCPR”) and Edwards Lifesciences Sales Corporation, a Delaware corporation (“ELSC” together with ELCPR and the U.S. Borrowers other than ELC, the “Subsidiary Guarantors” and collectively with the U.S. Borrowers, the “Companies”) in connection with the preparation, execution and delivery of the Four Year Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among the U.S. Borrowers, the Swiss and Japanese borrowers that may be added as parties thereto, the lenders parties thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents (“Syndication Agents”), and U.S. Bank, National Association, The Bank of Tokyo-Mistsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents (the “Documentation Agents,” and, together with the Administrative Agent and the Syndication Agents, the “Agents”).  All capitalized terms used in this opinion shall have the meanings attributed to them in the Credit Agreement.

In that connection we have examined the following documents:

(i)           the Credit Agreement, executed by each party thereto as of the date hereof;

(ii)           the Indemnity, Subrogation and Contribution Agreement, executed by the Companies party thereto as of the date hereof;

(iii)          the Subsidiary Guarantee, executed by each Subsidiary Guarantor;

(iv)          the opinion of [    ] of ELC;

(v)           the officer’s certificate attached hereto as Exhibit A;

(vi)          the secretary’s certificates attached hereto as Exhibit B; and

(vii)         such other certificates, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed.

Items (i) through (iii) are sometimes hereinafter referred to collectively as the “Loan Documents”.

In our examination referred to above, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  In rendering the opinions set forth herein, we have relied upon, and assumed the truth and accuracy of, all factual matters set forth in certificates of the Companies, the representations and warranties of all parties set forth in the Loan Documents, documents and records supplied to us, and all certificates of public officials.  We have also assumed, with your permission and without independent investigation, that:

(i)            each party to the Loan Documents (including the Companies) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, and each such party has the requisite power and authority to conduct its business and to execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(ii)           the execution, delivery and performance of the Loan Documents by each party thereto (including the Companies) have been duly authorized by all necessary corporate or other appropriate actions and proceedings on the part of each such party;

(iii)          each of the Loan Documents has been duly executed and delivered by, and constitute the legal, valid and binding obligations of each party thereto, enforceable against each such party in accordance with its terms (except that no such assumptions are made with respect to the Companies to the extent matters assumed hereby are expressly addressed in paragraph 1 below);

(iv)          none of the execution, delivery or performance of any of the Loan Documents by any party thereto (including the Companies) does or will (a) contravene or violate any provision of any law, rule or regulation (except that no such assumption is made with respect to the Companies to the extent matters assumed hereby are expressly addressed in paragraph 3 below), (b) contravene or violate any charter or other organizational document of such party or (c) conflict or be inconsistent with, or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default in respect of, or result in the creation or imposition of, or the obligation to create or impose, any lien or security interest upon any of the property or assets of such party under or in respect of the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or other agreement, contract or instrument to which such party is a party or by which its properties or assets are bound or to which it may otherwise be subject; and

(v)           no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Authority is required for the execution, delivery or performance of any of the Loan Documents by any party thereto (except that no such assumption is made with respect to the Companies with respect to any consent, approval, registration or filing to the extent matters assumed hereby are expressly addressed in paragraph 3 below).

Based upon and subject to the foregoing, and subject to the other comments, qualifications and assumptions set forth herein, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that, as of the date hereof:

1.             Each of the Loan Documents constitutes the valid and binding obligation of each Company party thereto, enforceable against such Company in accordance with its terms.

2.             None of the Companies is an “investment company” required to be registered under the Investment Company Act of 1940, as amended.

3.             The execution and delivery by each Company of each of the Loan Documents to which it is a party and the performance by such Company of its obligations thereunder (a) do not require any consent or approval of, registration or filing with, any Governmental Authority pursuant to Applicable Law, except such as have been obtained or made and are in full force and effect, and (b) will not violate any Applicable Law.

The foregoing opinions are limited to the Applicable Laws of the State of New York and the United States of America.  As used herein, “Applicable Laws” shall mean those state laws, rules and regulations of the State of New York, and those federal laws, rules and regulations of the United States of America which, in our experience and without independent investigation, are normally applicable to transactions of the type contemplated by the Loan Documents; provided, that the term “Applicable Laws” shall not include (i) any law, rule or regulation that is applicable to any Company, the Loan Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any Company or any other party to the Loan Documents or any of its affiliates due to the specific assets or business of such party or such affiliate, (ii) any federal or state securities or blue sky laws (including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended and the Trust Indenture Act of 1939, as amended) other than, with respect to paragraph 2 above, the Investment Company Act of 1940, as amended or (iii) any fraudulent conveyance or fraudulent transfer laws, antifraud laws or commodities laws or, in each case, any rules or regulations thereunder.

Our opinions expressed above are subject to the following assumptions and qualifications:

(a)           Our opinion in paragraph 1 above is subject to (i) the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is sought in equity or at law), including the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (iii) concepts of materiality, reasonableness, good faith and fair dealing, and (iv) limitations under applicable law or public policy on waivers of rights or defenses. In applying principles of equity referred to in clause (i) above, a court, among other things, might not allow a creditor to accelerate maturity of a debt upon the occurrence of a default deemed immaterial. Such principles applied by a court might include a requirement that a creditor act reasonably and in good faith.

(b)           We express no opinion as to the enforceability of any particular provision of any of the Loan Documents relating to (i) waivers of defenses, rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, or waivers of unmatured claims or rights, or (ii) the collection of interest on interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations.

(c)           The enforceability of Section 11.03 of the Credit Agreement may be limited by (i) laws, rules and regulations (including any United States federal or state securities law, rule or regulation) rendering unenforceable indemnification contrary to any such laws, rules or regulations and the public policy underlying such laws, rules or regulations, (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party against or contribution to a party for, liability for its own gross negligence, misconduct or bad faith or the gross negligence, misconduct or bad faith of its agents and (iii) laws requiring collection and enforcement costs (including fees and disbursements of counsel) to be reasonable.

(d)           No opinion is expressed herein as to the enforceability of any provision of any Loan Document that purports to establish or may be construed to establish any evidentiary standards.

(e)           No opinion is expressed herein as to the enforceability of provisions in any Loan Document to the effect that terms may not be waived or modified except in writing.

(f)            No opinion is expressed herein as to the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose.

(g)           No opinion is expressed herein as to Sections 2.18(b), 11.08, 11.09(d) and 11.10 of the Credit Agreement (or, in each case, any similar provision in any of the other Loan Documents).

(h)           In rendering our opinion set forth in paragraph 1 above, as it pertains to the enforceability of the provisions contained in Section 11.09(a) of the Credit Agreement (and any similar provisions contained in any of the other Loan Documents) pursuant to which the parties thereto agree that the laws of the State of New York shall govern such documents, we have relied on Section 5-1401 of the New York General Obligations Law, which states in pertinent part that, “The parties to any contract, agreement or undertaking, contingent or otherwise, in consideration of, or relating to any obligation arising out of a transaction covering in the aggregate not less than two hundred fifty thousand dollars, . . . may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.”  We note that one United States federal district court sitting in New York, in upholding the application of Section 5-1401 of the General Obligations Law in a case in which it found sufficient connections to New York State, suggested that the enforcement of the election of the parties to a contract to apply New York law might present a constitutional issue if New York State had no connection to either the parties or the transaction and if applying New York law would violate an important public policy of a more interested state.  Lehman Brothers Commercial Corporation and Lehman

Brothers Special Financing Inc. v. Minmetals International Non-Ferrous Metals Trading Company et al., 179 F.Supp. 2d 118 (S.D.N.Y. 2000) (the “Minmetals Opinion”).  The Minmetals Opinion did not address, and we have not found any judicial interpretation of, what constitutes “no connection” for purposes of Section 5-1401 of the New York General Obligations Law, and we do not express any opinion as to the extent of the connections of the parties to the Loan Documents or the transactions contemplated thereby to New York State. We call to your attention that the Minmetals Opinion stated that even if a contract were governed by New York law and could have been legally performed in New York, it is not enforceable under New York law if it is illegal in its place of performance and the parties entered into the contract knowing that it was illegal in its place of performance or were deliberately ignorant of such illegality.  For the purposes of our opinion set forth in paragraph 1 above in respect of the Loan Documents, as it pertains to the enforceability of the provisions contained in Section 9.09(a) of the Credit Agreement (and any similar provisions contained in any of the other Loan Documents) pursuant to which the parties thereto agree that the laws of the State of New York shall govern such documents, we have assumed that the parties did not enter into the Loan Documents with knowledge or deliberate ignorance of the illegality of such document in its place of performance.

(i)            In rendering our opinion set forth in paragraph 1 above, as it pertains to the enforceability of certain provisions contained in Section 11.09(b) of the Credit Agreement (and any similar provisions contained in any of the other Loan Documents) to the extent they relate to the submission by the parties thereto to the jurisdiction of the United States District Court for the Southern District of New York, we do not express any opinion as to whether the United States District Court for the Southern District of New York would have subject matter jurisdiction over an action or proceeding arising out of or relating to any Loan Document, or the enforcement of any judgment, if there were not diversity of citizenship between the parties under 28 U.S.C. §1332.  In connection with the provisions of the Loan Documents which relate to forum selection (including any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), we note that, under Section 510 of the New York Civil Practice Law and Rules, a New York state court may have discretion to transfer the place of trial and, under 28 U.S.C. §1404(a), a United States District Court has discretion to transfer an action from one United States District Court to another, and can exercise such discretion sua sponte. In rendering our opinion in paragraph 1 above with respect to Section 9.09(b) of the Credit Agreement (and any similar provisions contained in any of the Loan Documents), we express no opinion as to whether an action could be brought in any court other than those specified therein.

With respect to our opinion in paragraph 2 above, we have relied exclusively, as to all factual matters relevant to such opinion, on a certificate, dated as of the date of this opinion letter, of the relevant financial officers of each of the Companies.

Our opinions are premised upon there not being any facts or circumstances relevant to the opinions set forth herein not disclosed in the statements of governmental officials, representations made in or pursuant to the Credit Agreement and certificates of appropriate representatives of the Borrower upon which we have relied, as noted above.  However, without making any investigation thereof, no such facts or circumstances are known to us.

This opinion letter is being furnished only to you in connection with the execution and delivery of the Credit Agreement and is solely for your benefit and may not be relied upon by you for any other purpose or relied upon by any other person, firm or entity for any purpose or used, circulated, quoted or otherwise referred to for any purpose without our prior express written consent (except such disclosures as may be required by any regulatory authority or valid legal process); provided that successors and assignees that become Lenders party to the Credit Agreement pursuant to Section 11.04(b) thereof may rely on this opinion as if addressed to them on the date hereof, on the condition and understanding that any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of the assignment, including any changes in law or facts.

This opinion is being given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Very truly yours,

EXHIBIT E-2

FORM OF OPINION OF ASSOCIATE GENERAL COUNSEL OF THE COMPANY

See attached.

E-2-1

To:                              Each Agent and each Lender

party to the Credit Agreement

(each as described below) on the date hereof

Re:          Four Year Credit Agreement dated as of the date hereof

Ladies and Gentlemen:

This opinion is furnished in connection with Section 4.01(b)(ii) of the Four Year Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among Edwards Lifesciences Corporation, a Delaware corporation (“ELC”), Edwards Lifesciences (U.S.) Inc., a Delaware corporation (“ELUS”), Edwards Lifesciences LLC, a Delaware limited liability company (“Edwards LLC”), Edwards Lifesciences World Trade Corporation, a Delaware corporation (“ELWT”), the Swiss borrowers parties thereto (“Swiss Borrowers”), the Japanese borrowers thereto (“Japanese Borrowers” and, together with ELC, ELUS, Edwards LLC, ELWT and the Swiss Borrowers, the “Borrowers”), the lenders parties thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents (the “Co-Syndication Agents”), and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch, and Mizuho Corporate Bank, Ltd. as Co-Documentation Agents (the “Co-Documentation Agents,” and together with the Administrative Agent and the Co-Syndication Agents, the “Agents”). All capitalized terms used in this opinion shall have the meanings attributed to them in the Credit Agreement.

I am [    ] of ELC, which is the direct or indirect parent of the following subsidiaries: ELUS; Edwards LLC; ELWT; Edwards Lifesciences Corporation of Puerto Rico, a Delaware corporation, and Edwards Lifesciences Sales Corporation, a Delaware corporation (collectively, excluding ELC, the “Subsidiary Guarantors,” and, together with ELC, the “Companies”). I have acted as counsel for the Companies in connection with the preparation, execution and delivery of the Credit Agreement and the other Loan Documents (as defined below).

In that connection I have examined:

(i)            The Credit Agreement, executed by each party thereto;

(ii)           The Indemnity, Subrogation and Contribution Agreement, dated as of the date hereof, executed by the Companies;

(iii)          The Subsidiary Guarantee Agreement, dated as of the date hereof, executed by the Subsidiary Guarantors;

(iv)          The Certificates of Incorporation of ELC and (with the exception of Edwards LLC) each Subsidiary Guarantor, and all amendments thereto and restatements thereof in effect on the date hereof (the “Charters”);

(v)           The bylaws of ELC and (with the exception of Edwards LLC) each Subsidiary Guarantor, and all amendments thereto and restatements thereof in effect on the date hereof (the “Bylaws”);

(vi)          The Certificate of Formation of Edwards LLC;

(vii)         The Restated Operating Agreement of Edwards LLC; and

(viii)        The Certificates of Status and Good Standing Letters for the Companies, as described on Exhibit A attached hereto and made a part hereof.

The documents described in items (i) through (iii) above are collectively referred to herein as the “Loan Documents.” I am also relying on certificates of the chief financial officers of the Companies, dated the date hereof and attached hereto as Exhibit B. In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Companies, certificates of public officials and of other officers of the Companies, and agreements, instruments and documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of other officers of the Companies or of public officials.

For purposes of this opinion, I have made, with your consent, and without further inquiry as to their accuracy or completeness, the following assumptions:

A.            I have assumed that, except with respect to the Companies, where required, the Loan Documents were duly and properly authorized, executed and delivered by the parties thereto.

B.            I have assumed the genuineness of all signatures, other than signatures of officers of the Companies, the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to me as originals and the conformity with the authentic originals of all documents submitted to me as copies, including, without limitation, the contents of exhibits and schedules to such documents.

C.            I have assumed that the Loan Documents (i) constitute the entire agreement of the parties as to the subject matter thereof, (ii) have not been amended, modified, terminated or revoked in any respect, and (iii) remain in full force and effect as of the date hereof.

D.            I have assumed that, except with respect to the Companies, all of the parties to the Loan Documents are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power to enter into the Loan Documents.

E.             I have assumed that, except with respect to the Companies, the execution, delivery and performance of the Loan Documents by each party thereto do not and will not conflict with, result in a breach of, or constitute a default under, any of the terms, conditions, or provisions of: (a) any present statute, rule, or regulation applicable to such Person; (b) the charter; code of regulations, operating agreement, or bylaws (or similar documents) of such Person; (c) any term of any agreement, contract, undertaking, indenture, or instrument by which such Person or the properties or assets of such Person is bound; or (d) any order, judgment, or decree of any court or other agency of government that is binding on any Person.

F.             I have assumed that each Lender and each Agent have the requisite power and authority, have obtained all necessary consents, licenses and permits, taken all necessary action and complied with any and all applicable laws with which each is required to comply, in each case relating to or affecting the matters and actions contemplated by the Loan Documents.

Based upon the foregoing, I am of the opinion that:

1.             Each of the Companies (other than Edwards LLC) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and, except for the failure of ELWT to be in good standing in the State of California, has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of such Company.  Edwards LLC is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of such Company.

2.             The execution, delivery and performance as of the date hereof by each of the Companies of the Loan Documents to which it is a party, and the performance as of the date hereof of the transactions contemplated by the Loan Documents to which it is a party: (i) are within its corporate or limited liability company (as applicable) powers; (ii) have been duly authorized by all necessary corporate or limited liability company (as applicable) action; (iii) do not, as of the date hereof, contravene (a) with respect to all the Companies other than Edwards LLC, the Charter or the Bylaws of such Company, (b) with respect to Edwards LLC, the Restated Operating Agreement or the Certificate of Formation, or (c) any law, rule or regulation applicable to any Company; (iv) do not, as of the date hereof, violate any material contractual or legal restriction binding on or affecting any Company contained in any document, order, writ, judgment, award, injunction or decree applicable to such Company. The Loan Documents have been duly executed and delivered on behalf of each Company that is a party thereto.

3.             No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by any Company of any Loan Document to which it is a party.

4.             There is no pending or, to the best of my knowledge, threatened action or proceeding against any Company before any court, governmental agency or arbitrator, (i) which, except as specifically disclosed in Schedule 3.05 of the Credit Agreement, is likely to have a materially adverse effect upon the financial condition or operations of the Companies, taken as whole, or (ii) that purports to affect the legality, validity or enforceability of any Loan Document.

This opinion is limited solely to matters of law of the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware, as those laws are in effect as of the date hereof, and I express no opinion as to the laws of any other jurisdiction, including but not limited to, ordinances, regulations or practices of any county, city or other government agency or body within any state.

I am aware that Sidley Austin LLP will rely upon the statements in paragraphs 1, 2, 3 and 4 of this opinion in rendering their opinion furnished pursuant to Section 4.01(b)(i) of the Credit Agreement.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein. The opinions expressed herein are being delivered to you as of the date hereof in connection with the transactions described hereinabove and are solely for your benefit in connection with the transactions described hereinabove and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without my specific prior written consent, except that you may furnish copies thereof (i) to any of your permitted successors and assigns in respect of the Loan Documents, although any such assignee may rely on this opinion only to the extent it would have been able to rely hereon if it were a party to such Loan Documents on the date hereof, (ii) to your independent auditors and attorneys, (iii) upon the request of any state or federal authority or official having regulatory jurisdiction over you, and (iv) pursuant to order or legal process of any court or governmental agency.

This opinion speaks solely as of the date hereof and I disclaim any obligation or undertaking to advise you of any changes which may occur after the date hereof.

Very truly yours,

EXHIBIT F

FORM OF SWINGLINE LOAN NOTICE

Date:                         ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is hereby made to the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among Edwards Lifesciences Corporation, a Delaware corporation, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.

The undersigned hereby requests a Swing Line Loan:

1.             On                                                              (a Business Day); and

2.             In the amount of $                             .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Four Year Credit Agreement.

EDWARDS LIFESCIENCES, LLC

By:

Name:

Title:

F-1

EXHIBIT G

FORM OF BORROWING REQUEST

Date:                     ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is hereby made to the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among Edwards Lifesciences Corporation, a Delaware corporation, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.

The Borrowing Agent hereby requests a Revolving Committed Borrowing described below, on behalf of itself or, if applicable, the Borrower referenced in item 1 below:

1.	Borrower:	.

2.	Tranche:	☐ Multicurrency Revolving Borrowing or

☐ Yen Enabled Revolving Borrowing

3.	Currency:	In the following currency: .

4.	Amount:	In the amount of (which reflect Borrowing Minimum/ Borrowing Multiple).

5.	Date:	On (a Business Day).

6.	Type:	☐ Eurocurrency Borrowing or

☐ ABR Borrowing

7.	For Eurocurrency Borrowing: with an Interest Period of .

8.	Account: [Insert location and number of account to which funds are to be disbursed].

9. For Designated Foreign Currency or Yen Borrowings: [Insert location from which payments of principal and interest on such Borrowing will be made].

G-1

The Borrowing requested herein complies with Section 2.01(a) or (b), as applicable, of the Four Year Credit Agreement.

EDWARDS LIFESCIENCES, LLC

By:

Name:

Title:

G-2

EXHIBIT H

FORM OF INTEREST ELECTION REQUEST

Date:                            ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is hereby made to the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among Edwards Lifesciences Corporation, a Delaware corporation, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.

The Borrowing Agent hereby requests a conversion or continuation of the Revolving Committed Borrowing described below, on behalf of itself or, if applicable, the Borrower referenced in item 1 below:

1.	Describe applicable Revolving Committed Borrowing to be converted or continued:

	a.	Borrower:	.

	b.	Tranche:	☐ Multicurrency Revolving Borrowing or

☐ Yen Enabled Revolving Borrowing

	c.	Currency:	In the following currency: .

	d.	Amount:	In the amount of .

	e.	Initial Date:	(a Business Day).

	f.	Type:	☐ Eurocurrency Borrowing or

☐ ABR Borrowing

2.	Convert or continue as:

	a.	Type:	☐ Eurocurrency Borrowing or

☐ ABR Borrowing

	b.	For Eurocurrency Borrowing: with an Interest Period of .

H-1

The Borrowing requested herein complies with Section 2.01(a) or (b), as applicable, of the Four Year Credit Agreement.

EDWARDS LIFESCIENCES, LLC

By:

Name:

Title:

H-2

EXHIBIT I

FORM OF PREPAYMENT NOTICE

Date:                            ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is hereby made to the Four Year Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Four Year Credit Agreement”), among Edwards Lifesciences Corporation, a Delaware corporation, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and U.S. Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents.

The Borrowing Agent, on behalf of itself or, if applicable, the Borrower referenced in item 1 below, hereby provides notice of a voluntary prepayment of the Revolving Committed Borrowing described below:

1.	Describe applicable Revolving Committed Borrowing to be prepaid:

	a.	Borrower:	.

	b.	Tranche:	☐ Multicurrency Revolving Borrowing or

☐ Yen Enabled Revolving Borrowing

	c.	Currency:	In the following currency: .

	d.	Amount:	In the amount of .

	e.	Initial Date:	(a Business Day).

	f.	Type:	☐ Eurocurrency Borrowing or

☐ ABR Borrowing

I-1

The prepayment described herein complies with Section 2.11 of the Four Year Credit Agreement.

EDWARDS LIFESCIENCES, LLC

By:

Name:

Title:

I-2